Exhibit 4.1.8

DATED 22 July 2014

Up to USD 141,000,000

TERM LOAN FACILITY AGREEMENT

for

Borrowers to be nominated

with

DHT Holdings Inc
as Guarantor

arranged by
DVB Bank SE

Nordea Bank Norge ASA, and

ABN AMRO BANK N.V. Oslo Branch
acting as Mandated Lead Arrangers

with

ABN AMRO BANK N.V.
acting as Agent and Security Agent

33.	Calculations and certificates	82

34.	Partial invalidity	82

35.	Remedies and waivers	82

36.	Amendments and waivers	82

37.	Confidentiality	83

38.	Counterparts	86

39.	Conflict	87

40.	Governing law	88

41.	Enforcement	88

THIS AGREEMENT is dated 22 July 2014 and made between:

(1)	ONE (1) OR UP TO THREE (3) COMPANIES to be nominated by the Guarantor prior to Utilisation by issuance of an Accession Letter as joint and several borrowers (the "Borrowers");

(2)	DHT HOLDINGS INC, The Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, MH96960, Marshall Islands

as guarantor (the "Guarantor");

(3)	DVB BANK SE, acting through its offices at Park House, 16-18 Finsbury Circus, London EC2M 7 EB, United Kingdom;

NORDEA BANK NORGE ASA, acting through its offices at Middelthuns gate 17, 0368 Oslo, Norway and

ABN AMRO BANK N.V. OSLO BRANCH, acting through its offices at Olav Vs gate. 5, 0161 Oslo, Norway as mandated lead arrangers (the "Mandated Lead Arrangers");

(4)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 as lenders (the "Original Lenders");

(5)	DVB BANK SE, acting through its offices at Platz der Republik 6, 60325 Frankfurt, Germany;

NORDEA BANK FINLAND PLC acting through its offices at Aleksanterinkatu 36, Helsinki, Finland and

ABN AMRO BANK N.V., acting through its offices at Gustav Mahlerlaan 10, 1082 Amsterdam, the Netherlands

(the "Hedging Banks");

(6)	ABN AMRO BANK N.V. acting through its offices at Gustav Mahlerlaan 10, 1082 Amsterdam, the Netherlands as agent of the other Finance Parties (the "Agent"); and

(7)	ABN AMRO BANK N.V., acting through its offices at Gustav Mahlerlaan 10, 1082 Amsterdam, the Netherlands as security agent of the other Finance Parties and the Hedging Banks (the "Security Agent")

IT IS AGREED as follows:

SECTION 1
INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions
In this Agreement:

"Accession Letter" means a letter in the form set out in Schedule 6 (Form of Accession Letter) whereby a company becomes a Borrower to this Agreement in relation to all existing Parties, and all existing Parties, including any subsequent Party, becomes bound in relation to such new acceding Party, and making necessary amendments and adjustments to this Agreement as a consequence of such accession.

"Account Bank" means ABN AMRO BANK N.V..
"Affiliate" means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.
"Agreement" means this facility agreement, as it may be amended, supplemented and varied in writing from time to time, including its schedules.
“Approved Brokers” means Clarksons, SSY, RS Platou, Arrow, Compass and Fearnleys.

"Approved Ship Registry" means the Marshall Islands Ship Registry, the Hong Kong Ship Registry and any ship registry as approved in writing by the Agent (on behalf of the Finance Parties and the Hedging Banks).

"Assignment Agreement" means a general assignment agreement for assignment on first priority of the Earnings, the insurance proceeds in respect of all Insurances and rights under any Hedging Agreement to be executed by the Borrowers in favour of the Security Agent (on behalf of the Finance Parties and the Hedging Banks) in form and substance acceptable to the Security Agent (on behalf of the Finance Parties and the Hedging Banks).

"Authorisation" means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

"Availability Period" means the period from and including the date of this Agreement to and including the earlier of (i) the scheduled delivery date of the relevant Vessel taking into account the maximum permissible delays under the relevant Shipbuilding Contract before the relevant Borrower is entitled to cancel such Shipbuilding Contract, or (ii) 30 June 2017 whichever is the earlier, or such later date as the Agent (on behalf of the Finance Parties) may agree.

"Available Facility" means the aggregate of each Lender's Commitment.
"Break Costs" means the amount (if any) by which:
(a)
the interest which a Lender should have received for the period from the date of receipt of all or any part of its participation in the Loan, a Tranche or Unpaid Sum to the last day of the current Interest Period in respect of the Loan, that Tranche or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:
(b)
the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

"Business Day" means a day (other than a Saturday or Sunday) on which banks are open for general business in Amsterdam, Frankfurt, London, New York City and Oslo. For the purpose of Utilisation, Seoul, Hong Kong, Singapore (or any other relevant place of payment of the proceeds) shall be included.

“Cash” means the aggregate amount of cash, bank deposits and fully marketable securities (issued by an A rated or better financial institution), excluding restricted cash which is not at the disposal of the relevant company.

“Change of Control” means if any person or a group of persons acting in concert gain ownership or control of 33 1/3 % or more of the voting rights of the Guarantor.  For the purposes of this definition, "control" of the Guarantor means (i) the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to cast, or control the casting of, more than 33 1/3 % of the maximum number of votes that might be cast at a general meeting of the Guarantor,  and/or (ii) the holding beneficially of more than 33 1/3 % of the issued share capital of the Guarantor (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital), and "acting in concert" means, a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition directly or indirectly of shares in the Guarantor by any of them, either directly or indirectly, to obtain or consolidate control of 33 1/3 % of the Guarantor.

"Charterer" means any charterer approved by the Agent (on behalf of the Finance Parties) under a Charterparty.

"Charterparty" means any time or bareboat charter or any pool agreement or any other agreements of employment entered or to be entered into between the relevant Borrower and the relevant Charterer for the chartering of a Vessel for a period of 12 Months or more, in form and substance acceptable to the Agent (on behalf of the Finance Parties).

"Code" means the US Internal Revenue Code of 1986.
"Commercial Management Agreement" means any agreement made or to be made between a Borrower and the Commercial Manager for the commercial management of a Vessel.
"Commercial Manager" means any commercial manager acceptable to the Agent (on behalf of the Finance Parties).
"Commitment" means:
(a)
in relation to an Original Lender, the amount set opposite its name under the heading "Commitment" in Schedule 1 (The Original Lenders) and the amount of any other Commitment transferred to it under this Agreement; and

(b) in relation to any other Lender, the amount of any Commitment transferred to it under this Agreement, to the extent not cancelled, reduced or transferred by it under this Agreement.

"Compliance Certificate" means a certificate substantially in the form set out in Schedule 5 (Form of Compliance Certificate).
“Current Assets” means the aggregate of the current assets of a company as determined in accordance with GAAP.
“Current Liabilities” means the aggregate of the current liabilities of a company, excluding the next 6 months installments on any long-term loans, as determined in accordance with GAAP.

"Deed of Assignment" means one or more general deed of assignment in respect of any  Charterparty, to be executed by the relevant Borrower in favour of the Security Agent (on behalf of the Finance Parties and the Hedging Banks), in form and substance acceptable to the Security Agent (on behalf of the Finance Parties and the Hedging Banks).

"Default" means an Event of Default or any event or circumstance specified in Clause 24 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

"Delivery Date" means in respect of a Vessel, the date of actual delivery of the relevant Vessel to the relevant Borrower.
"Disruption Event" means either or both of:
(a)
a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b) the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:
(i) from performing its payment obligations under the Finance Documents; or
(ii) from communicating with other Parties in accordance with the terms of the Finance Documents, and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.
"DOC" means in relation to the Technical Manager a valid document of compliance relevant to the Vessels issued to such company pursuant to paragraph 13.2 of the ISM Code.

"Earnings" means all moneys whatsoever which are now or later become, payable (actually or contingently) to a Borrower in respect of and/or arising out of the use of or operation of a Vessel, including (but not limited to):

(a)
all freight, hire and passage moneys payable to any of the Borrowers, including (without limitation) payments of any nature under any contract or any other agreement for the employment, use, possession, management and/or operation of any of the Vessels;

(b) any claim under any guarantees related to hire payable to any of the Vessels as a consequence of the operation of the Vessels;

(c)	any compensation payable to any of the Borrowers in the event of any requisition of a Vessel or for the use of a Vessel by any government authority or other competent authority;
(d)	remuneration for salvage, towage and other services performed by a Vessel payable to any of the Borrowers;
(e)	demurrage and retention money receivable by any of the Borrowers in relation to any of the Vessels;
(f)	all moneys which are at any time payable under the Insurances in respect of loss of earnings from any of the Vessels;
(g)
if and whenever a Vessel is employed on terms whereby any moneys falling within paragraph a) to f) above are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to such Vessel; and

(h)	any other money which arise out of the use of or operation of a Vessel and moneys whatsoever due or to become due to any of the Borrowers from third parties in relation to the Vessels.

“Earnings Accounts” means any account to be nominated and designated as Earnings Accounts for this purpose by the Borrowers or the Guarantor in cooperation with the Agent, with the Account Bank, or such other accounts as designated by the Agent.

"Environmental Claim" means any claim, proceeding, formal notice or investigation by any person or company in respect of any Environmental Law or Environmental Permits.
"Environmental Law" means any applicable law or regulation which relates to:
(a)	the pollution or protection of the environment or to the carriage of material which is capable of polluting the environment;
(b)	harm to or the protection of human health;
(c)	the conditions of the workplace; or
(d)	any emission or substance capable of causing harm to any living organism or the environment.

"Environmental Permits" means any permit, licence, consent, approval and other and other authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of business conducted on or from the properties owned or used by the relevant company.

"Event of Default" means any event or circumstance specified as such in Clause 24 (Events of Default).

“Excess Values” means the positive or negative (as the case may be) difference between (i) the Market Value (in respect of the Vessels) or the market value as established in accordance with the procedure described in the definition of “Market Value” (in respect of other vessels), and (ii) the book value of the relevant vessel.

"FA Act" means the Norwegian Financial Agreements Act of 25 June 1999 No. 46 (in No. finansavtaleloven).

"Facility" means the term loan facility made available under this Agreement as described in Clause 2 (The Facility).

"Facility Office" means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five (5) Business Days' written notice) as the office or offices through which it will perform its obligations under this Agreement.

"FATCA" (Foreign Account Tax Compliance Act) means:
(a) sections 1471 to 1474 of the Code or any associated regulations or other official guidance;
(b)
any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of paragraph (a) above; or

(c) any agreement pursuant to the implementation of paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.
"FATCA Application Date" means:
(a) in relation to a "withholdable payment" described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014;
(b)
in relation to a "withholdable payment" described in section 1473(1)(A)(ii) of the Code (which relates to "gross proceeds" from the disposition of property of a type that can produce interest from sources within the US), 1 January 2017; or

(c) in relation to a "passthru payment" described in section 1471(d)(7) of the Code not falling within paragraphs (a) or (b) above, 1 January 2017, or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement.
"FATCA Deduction" means a deduction or withholding from a payment under a Finance Document required by FATCA.
"FATCA Exempt Party" means a Party that is entitled to receive payments free from any FATCA Deduction.
"FATCA FFI" means a foreign financial institution as defined in section 1471(d)(4) of the Code which, if any Finance Party is not a FATCA Exempt Party, could be required to make a FATCA Deduction.
"FATCA Payment" means either:
(a) the increase in a payment made by an Obligor to a Finance Party under Clause 12.7 (FATCA Deduction and gross-up by Obligor) or paragraph (b) of Clause 12.8 (FATCA Deduction by Finance Party); or
(b) a payment under paragraph (d) of Clause 12.8 (FATCA Deduction by Finance Party); or

"Fee Letter" means any letter or letters between the Agent and the Borrowers setting out any of the fees referred to in Clause 11 (Fees).
"Finance Document" means this Agreement, any Security Document, any Accession Letter, any Fee Letter and any other document designated as such by the Agent and the Borrowers.
"Finance Party" means the Agent, the Security Agent, a Mandated Lead Arranger or a Lender.
"Financial Indebtedness" means any indebtedness for or in respect of:
(a) moneys borrowed;
(b) any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;
(c) any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;
(d) the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;
(e) receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);
(f) any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;
(g)
any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h) any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and
(i) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above.
"GAAP" means generally accepted accounting principles such as IFRS.
"Guarantee" means the irrevocable, unconditional and on-first-demand guarantee given by the Guarantor under Clause 18 of this Agreement.

"Hedging Agreement" means any master agreement (as amended at any time) and/or any swap transaction, confirmation, schedule or hedging agreement pursuant to such master agreement for the purpose of hedging the interest rate risk entered or to be entered into between any of the Borrowers and the Hedging Banks.

"Holding Company" means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.
"IAPPC" means the International Air Pollution Prevention Certificate required under Regulation 6 of the International Convention for the Prevention of Pollution From Ships 1973/1978 (MARPOL).
"IFRS" means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

"Insurances" means, in relation to the Vessels, all policies and contracts of insurance (which expression includes all entries of the Vessels in a protection and indemnity or war risk association) which are from time to time during the Security Period in place or taken out or entered into by or for the benefit of any of the Borrowers (whether in the sole name of a Borrower or in the joint names of a Borrower and any other person) in respect of the Vessels or otherwise in connection with the Vessels and all benefits thereunder (including claims of whatsoever nature and return of premiums).

"Interest Payment Date" means the last day of each Interest Period, and in respect of Interest Periods exceeding three (3) months, also the date falling three (3) months after the commencement thereof, and each date falling at quarterly intervals thereafter.

"Interest Period" means, in relation to the Loan or a Tranche, each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.3 (Default interest).

"Intra Group Loans" means any loans granted by any of the Obligors to any of their Affiliates.

"Intra Group Loans Assignment Agreement" means one or more general assignment agreements on first priority of any claims any Obligor may have in respect of any Intra Group Loans, to be executed by any Obligor in favour of the Security Agent (on behalf of the Finance Parties and the Hedging Banks).

"ISM Code" means the International Safety Management Code for the Safe Operation of Ships and for Pollution Prevent.
"ISPS Code" means the International Ship and Port Facility Security (ISPS) Code as adopted by the International Maritime Organization's (IMO) Diplomatic Conference of December 2002.
"ISSC" means an International Ship Security Certificate issued by the Classification Society confirming that a Vessel is in compliance with the ISPS Code.
"Lender" means:
(a) any Original Lender; and
(b) any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 25 (Changes to the Lenders), which in each case has not ceased to be a Party in accordance with the terms of this Agreement.
"LIBOR" (London Interbank Offered Rate) means, in relation to the Loan or a Tranche:
(a) the applicable Screen Rate; or
(b)
(if no Screen Rate is available for USD for the Interest Period of the Loan or that Tranche) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the London interbank market, as of 11.00 a.m. London time on the Quotation Day for the offering of deposits in USD and for a period comparable to the Interest Period for the Loan or that Tranche.
"Loan" means the total principal amount outstanding for the time being under the Facility.

"Majority Lenders" means:
(a)	if there are no amounts then outstanding, a Lender or Lenders whose Commitments aggregate more than 66⅔% of the Total Commitments; or
(b)	at any other time, a Lender or Lenders whose participations in the Loan aggregate more than 66⅔% of the Loan.
"Margin" means two point sixty per cent (2.60%) per annum.

"Market Value" means the fair market value of a Vessel Vessel as (i) determined by one (1) independent Approved Broker appointed by the Borrowers, or (ii) at the request of the Agent, calculated as the average of valuations of a Vessel obtained from two (2) Approved Brokers (of which one is appointed by the Borrowers and one is appointed by the Agent), in each case , with or without physical inspection of the relevant Vessel (as the Agent may require) on the basis of a sale for prompt delivery for cash at arm's length on normal commercial terms as between a willing buyer and a willing seller, on an "as is, where is" basis, free of any existing charter or other contract of employment and/or pool arrangement, provided however that if the higher of the two valuations is more than hundred and ten per cent (110%) of the lower, a third valuation shall be obtained from another reputable and independent broker to be selected by the Borrowers but approved and appointed by the Agent, and the fair market value shall be the arithmetic average of the three (3) valuations.

"Material Adverse Effect" means any event or occurrence that in the reasonable opinion of the Lenders has or would have materially adversely affected or could materially adversely affect:
(a)	the business, condition (financial or otherwise), operations, performance, assets or prospects of an Obligor since the date at which its latest audited financial statements were prepared; or
(b)	the ability of an Obligor to perform its obligations under the Finance Documents; or
(c)	the validity or enforceability of, or the effectiveness or ranking of any Security granted or purporting to be granted pursuant to, any Finance Document; or
(d)	the right or remedy of a Finance Party in respect of a Finance Document.
"Maturity Date" means 5 years from the first Utilisation Date, but in any event no later than 31 December 2021, or earlier in accordance with this Agreement.
"Month" means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:
(a)
if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month.
The above rules will only apply to the last Month of any period.

"Mortgages" means the cross-collateralised first priority mortgages (and deed of covenants collateral thereto (if applicable)), to be executed and recorded by the relevant Borrower against each Vessel in favour of the Lenders in the relevant Approved Ship Registry, in form and substance satisfactory to the Security Agent (on behalf of the Finance Parties and the Hedging Banks).

"Mortgaged Assets" means:
(a)	the Vessels;
(b)	the Earnings;
(c)	any Charterparty;
(d)	the Shares;
(e)	any Hedging Agreement;
(f)	any Intra Group Loans;
(g)	the Insurances; and
(h)	the Earnings Accounts.
"Obligor" means a Borrower or the Guarantor.
"Original Financial Statements" means the audited financial statements of the Guarantor for the financial year ended 31st December 2013.
"Outstanding Indebtedness" means the aggregate of all sums of money at any time and from time to time owing to the Finance Parties under or pursuant to the Finance Documents.
"Participating Member State" means any member state of the European Union that has adopted the EURO as its lawful currency.
"Party" means a party to this Agreement.

“Pledge of Earnings Accounts” means a pledge of the Earnings Accounts to be executed by the Borrowers in favour of the Security Agent (on behalf of the Finance Parties and the Hedging Banks) in form and substance satisfactory to the Security Agent (on behalf of the Finance Parties and the Hedging Banks).

"Pledge of Shares" means a pledge of the Shares to be executed by the Guarantor in favour of the Security Agent (on behalf of the Finance Parties and the Hedging Banks) in form and substance satisfactory to the Security Agent (on behalf of the Finance Parties and the Hedging Banks).

"Quotation Day" means, in relation to any period for which an interest rate is to be determined, two (2) Business Days before the first day of that period unless market practice differs in the Relevant Interbank Market in which case the Quotation Day will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

"Reference Banks" means the principal office in Platz der Republik 6, 60325 Frankfurt of DVB Bank SE, the principal office in Middelthuns gate 17, 0368 Oslo, Norway of Nordea Bank Norge ASA and the principal office in Gustav Mahleraan 10, 1082 Amsterdam, the Netherlands of ABN AMRO BANK N.V. or such other banks as may be appointed by the Agent in consultation with the Borrowers.

"Relevant Interbank Market" means the London interbank market.
"Repayment Date" means a date on which a repayment instalment is required to be made pursuant to Clause 6 (Repayment).
"Repeating Representations" means each of the representations set out in Clause 19 (Representations).
"Representative" means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.
"Restricted Party" means a person:
(a) that is listed on any Sanctions List (whether designated by name or by reason of being included in a class of person);
(b)
that is domiciled, registered as located or having its main place of business in, or is incorporated under the laws of, a country which is subject to Sanctions Laws (including, without limitation, at the date of this agreement Cuba, Iran, Myanmar (Burma), North Korea, Syria and Sudan);

(c) that is directly or indirectly owned or controlled by a person referred to in (i) and/or (ii) above; or
(d) with which any Lender is prohibited from dealing or otherwise engaging in a transaction with by any Sanctions Laws; or
(e) is otherwise a target of Sanctions Laws.

"Sanctions Authority" means the Norwegian State, the United Nations, the European Union, the member states of the European Union (including without limitation the United Kingdom), the United States of America, any country to which any Obligor or any Affiliate of any of them is bound, and any authority acting on behalf of any of them in connection with Sanctions Laws including without limitation, the Office of Foreign Assets Control of the US Department of Treasury, the United States Department of State, and Her Majesty’s Treasury.

"Sanctions Laws" means the economic or financial sanctions laws and/or regulations, trade embargoes, prohibitions, restrictive measures, decisions, executive orders or notices from regulators  implemented, adapted, imposed, administered, enacted and/or enforced by any Sanctions Authority.

"Sanctions List" means any list of persons or entities published in connection with Sanctions Laws by or on behalf of any Sanctions Authority.

"Screen Rate" means the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for dollars for the relevant period displayed on pages LIBOR01 or LIBOR02 of the Reuters screen (or any replacement Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters. If such page or service ceases to be available, the Agent may specify another page or service displaying the relevant rate after consultation with the Borrowers."Security" means a mortgage, charge, pledge, lien, assignment, subordination or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

"Security Document" means each document listed in Clause 17 (Security) and any other document agreement agreed between the Parties to be a Security Document.

"Security Period" means the period commencing on the date of this Agreement and ending the date on which the Agent notifies the Borrowers and the other Finance Parties and the Hedging Banks that:
(a) all amounts which have become due for payment by the Borrowers under the Finance Documents and any Hedging Agreement have been paid;
(b) no amount is owing or has accrued (without yet having become due for payment) under any of the Finance Documents or any Hedging Agreement;
(c) none of the Obligors have any future or contingent liability under any provision of this Agreement, the other Finance Documents or any Hedging Agreement; and
(d)
the Agent, the other Finance Parties or any Hedging Bank do not consider that there is a significant risk that any payment or transaction under a Finance Document or any Hedging Agreement would be set aside, or would have to be reversed or adjusted, in any present or possible future proceeding relating to a Finance Document or any Hedging Agreement or any asset covered (or previously covered) by a Security created by a Finance Document.

"Selection Notice" means a notice substantially in the form set out in Part II of Schedule 3 (Requests) given in accordance with Clause 9 (Interest Periods).
“Shares” means all current and future shares in the Borrowers.
"Shipbuilding Contracts" means the Shipbuilding contracts entered into between the Guarantor as buyer and the Yard as builder for the construction of the Vessels.
"SMC" means a valid safety management certificate issued for a Vessel issued by the Classification Society pursuant to paragraph 13.7 of the ISM Code.

"SMS" means a safety management system for a Vessel developed and implemented in accordance with the ISM Code and including the functional requirements duties and obligations that follow from the ISM Code.

"Subsidiary" means an entity of which a person has direct or indirect control (whether through the ownership of voting capital, by contract or otherwise) or owns directly or indirectly more than 50 % of the shares and for this purpose an entity shall be treated as controlled by another if that entity is able to direct its affairs and/or to control the composition of the board of directors or equivalent body.

"Tax" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

"Technical Management Agreement" means any technical management agreement made between the Technical Manager and a Borrower for the technical management of a Vessel.
"Technical Manager" means any technical manager acceptable to the Agent (on behalf of the Finance Parties).
"Total Commitments" means the aggregate of the Commitments being USD 141,000,000 at the date of this Agreement.

"Total Interest Bearing Debt" means all debt and financial instruments (including financial leases) which bear interests.
"Total Loss" means, in relation to a Vessel:
(a) the actual, constructive, compromised, agreed, arranged or other total loss of that Vessel; and
(b)
any expropriation, confiscation, requisition or acquisition of a Vessel, whether for full consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a governmental or official authority (excluding a requisition for hire for a fixed period not exceeding one (1) year without any right to extension) unless it is within one (1) month from the Total Loss Date redelivered to the full control of the relevant Borrower.

"Total Loss Date" means:
(a) in the case of an actual total loss of a Vessel, the date on which it occurred or, if that is unknown, the date when that Vessel was last heard of;
(b)
in the case of a constructive, compromised, agreed or arranged total loss of a Vessel, the earlier of: (i) the date on which a notice of abandonment is given to the insurers (provided a claim for total loss is admitted by such insurers) or, if such insurers do not forthwith admit such a claim, at the date at which either a total loss is subsequently admitted by the insurers or a total loss is subsequently adjudged by a competent court of law or arbitration panel to have occurred or, if earlier, the date falling three (3) months after notice of abandonment of that Vessel was given to the insurers; and (ii) the date of compromise, arrangement or agreement made by or on behalf of the relevant Borrower with the relevant Vessel's insurers in which the insurers agree to treat that Vessel as a total loss; or

(c) in the case of any other type of total loss, on the date (or the most likely date) on which it appears to the Agent that the event constituting the total loss occurred.

"Tranche" means one tranche per Vessel in the amount up to the lower of (i) USD 47,000,000 and (ii) 50 % of the Market Value of the relevant Vessel at the relevant Delivery Date, and "Tranches" means all of them.

"Transaction Documents" means the Finance Documents, any Shipbuilding Contract, any Hedging Agreement, any Technical Management Agreement, any Commercial Management Agreement and any Charterparty, together with the other documents contemplated herein or therein.

"Transfer Certificate" means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrowers.
"Transfer Date" means, in relation to an assignment or a transfer, the later of:
(a) the proposed Transfer Date specified in the relevant Transfer Certificate; and
(b) the date on which the Agent executes the relevant Transfer Certificate.
"Unpaid Sum" means any sum due and payable but unpaid by the Borrowers and/or the Guarantor under the Finance Documents.

"US Tax Obligor" means:
(a) a Borrower which is resident for tax purposes in the US; or
(b) an Obligor some or all of whose payments under the Finance Documents are from sources within the US for US federal income tax purposes.
"USD" means the lawful currency of the United States of America.
"Utilisation" means the utilisation of the Facility.
"Utilisation Date" means the date of a Utilisation, being the date on which the Loan or a Tranche is to be made.
"Utilisation Request" means a notice substantially in the form set out in Schedule 3 (Requests).
"Value Adjusted Tangible Net Worth" means Value Adjusted Total Assets, less the value of all liabilities and intangible assets, as determined by GAAP.
"Value Adjusted Total Assets" means on consolidated basis, the book value of all assets (both tangible and intangible) at the relevant time, as determined by GAAP, adjusted with Excess Values.
"VAT" means value added tax and any other tax of a similar nature in the relevant jurisdiction.

"Vessels" means Hull No. 2748, Hull No. 2749 and Hull No. 2750, three (3) 299,900 dead weight ton new building VLCC Vessels to be built at the Yard for USD 92,700,000 per Vessel and to be registered in an Approved Ship Registry in the name of the relevant Borrower on the relevant Delivery Date. Delivery of the Vessels is scheduled to take place in April, July and September 2016.

"Working Capital" means Current Assets less Current Liabilities.
"Yard" means Hyundai Heavy Industries Co. Ltd., Ulsan, Korea.
1.2	Construction
(a) Unless a contrary indication appears, any reference in this Agreement to:
(i)
the "Agent", the "Security Agent", any "Mandated Lead Arranger", any "Finance Party", any "Lender", the Hedging Banks, or any "Party" shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii) "assets" includes present and future properties, revenues and rights of every description;
(iii) a "Finance Document" or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated;
(iv) "indebtedness" includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;
(v)
a "person" includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

(vi)
a "regulation" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

	(vii)	a provision of law is a reference to that provision as amended or re-enacted;
	(viii)	words importing the singular shall include the plural and vice versa; and
	(ix)	a time of day is a reference to Amsterdam time unless specified otherwise.
(b)	Section, Clause and Schedule headings are for ease of reference only.
(c)
Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default (other than an Event of Default) is "continuing" if it has not been remedied or waived and an Event of Default is "continuing" if it has not been waived.
(e)	In case of conflict between this Agreement and any of the Security Documents, the provisions of this Agreement shall prevail.

SECTION 2
THE FACILITY

2.	THE FACILITY
2.1	The Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrowers a USD secured term loan facility split in three (3) cross-collateralised Tranches each of the lower of (i) USD 47,000,000 per Vessel, and (ii) 50 % of the Market Value of each Vessel at the relevant Delivery Date.

2.2	Finance Parties' rights and obligations
(a)
The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)
The rights of each Finance Party or the Hedging Banks under or in connection with the Finance Documents and any Hedging Agreement are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from the Borrowers and/or the Guarantor shall be a separate and independent debt.

(c)
A Finance Party or the Hedging Banks may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents and any Hedging Agreement. The rights of the Hedging Banks shall be subordinated to the rights of the Finance Parties under the Finance Documents.

3.	PURPOSE
3.1	Purpose
Each Borrower shall apply all amounts borrowed by it under the Facility towards post-delivery debt financing of the Vessels.
3.2	Monitoring
No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.
4.	CONDITIONS OF UTILISATION
4.1	Initial conditions precedent
(a)
The Finance Parties' obligations hereunder are subject to the Agent's receipt of all of the documents and other evidence listed in Schedule 2 (Conditions precedent) Part I. The Agent shall notify the Borrowers and the Lenders promptly upon being so satisfied.

(b)
The Borrowers may not deliver a Utilisation Request unless the Agent has received all of the documents and other evidence listed in Schedule 2 (Conditions precedent) Part II, except those documents which specifically will only be available on the relevant Utilisation Date or within another specified date. The Agent shall notify the Borrowers and the Lenders promptly upon being so satisfied.

4.2	Further conditions precedent
The Lenders will only be obliged to comply with Clause 5.4 (Lenders' participation) if on the date of an Utilisation Request and on the proposed Utilisation Date:
(a) no Default is continuing or would result from the proposed Loan or Tranche; and

(b) the Repeating Representations to be made by each of the Borrowers and the Guarantor are true in all material respects.
4.3	Maximum number of Tranches
The Facility may be drawn in three (3) Tranches.
4.4	Form and content
All documents and evidence delivered to the Agent pursuant to this Clause 4 (Conditions of Utilisation) shall:
(a) be in form and substance satisfactory to the Agent;
(b) if required by the Agent, be in original; and
(c) if required by the Agent, be certified, notarized, legalized or attested in a manner acceptable to the Agent.
4.5	Waiver of conditions precedent

The conditions specified in this Clause 4 (Conditions of Utilisation) are solely for the benefit of the Lenders and may be waived on their behalf in whole or in part and with or without conditions by the Agent (acting on the instructions of all of the Lenders).

SECTION 3
UTILISATION

5.	UTILISATION
5.1	Delivery of a Utilisation Request

The Borrowers may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request not later than 12:00 noon Amsterdam time on the date falling three (3) Business Days prior to the relevant Utilisation Date.

5.2	Completion of a Utilisation Request
An Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:
	(a)	the proposed Utilisation Date is a Business Day within the Availability Period;
	(b)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and
	(c)	the proposed Interest Period complies with Clause 9 (Interest Periods).
5.3	Currency and amount
	(a)	The currency specified in the Utilisation Request must be USD.
	(b)	The amount of the proposed Tranche must be an amount which is not more than the Available Facility and the relevant Tranche.
5.4	Lenders' participation
	(a)	If the conditions set out in this Agreement have been met, each Lender shall make its participation in the Loan or a Tranche available by the relevant Utilisation Date through its Facility Office.
	(b)	The amount of each Lender's participation in the Loan or a Tranche will be equal to the proportion borne by its Commitment to the Available Facility immediately prior to making the Loan or a Tranche.
(c)
The Agent shall notify each Lender of the amount of the Loan or a Tranche and the amount of its participation in the Loan or a Tranche upon receipt of the relevant Utilisation Notice from the Borrowers.

5.5	Cancellation of Commitment

The Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period. Also, any part of the Commitments outstanding after the Utilisation shall be immediately cancelled.

SECTION 4
REPAYMENT, PREPAYMENT AND CANCELLATION

6.	REPAYMENT
6.1	Repayment of Loans
(a)
The Borrowers shall repay each Tranche by 20 (twenty) consecutive quarterly repayment instalments commencing three (3) months after Utilisation of the relevant Tranche, each instalment in the amount of USD 691,177.00, in total USD 13,823,540.00, plus a balloon payment of USD 33,176,460.00 payable concurrently with the last instalment. Should the Utilisation of the relevant Tranche be lower than USD 47,000,000, each instalment and the balloon shall be reduced accordingly on a pro-rata basis. Should the instalments and balloon be reduced as aforesaid, the Agent shall deliver a statement to the Lenders and the Borrowers with details of the new repayment schedule.

(b)
Following the Utilisation or cancellation of the last Tranche the instalments of all Tranches shall be consolidated by the due date of the next instalments of any previous drawn Tranche to fall due on the next Repayment Date of the last drawn Tranche, and thereafter be repaid as one Loan in the aggregate amounts of the instalments and balloon payments of the Tranches.

	(c)	In addition to the instalments and balloon payments described above, the Borrowers shall the first three (3) years following the first Utilisation Date make addition repayments as follows:
(i)
The Borrowers shall, based on the quarterly management accounts of the Borrowers delivered to the Agent in accordance with Clause 20.1, apply all Free Cash accrued during the relevant quarter, however limited to USD 312,500 per quarter per Vessel as repayment of the Loan.

(ii)
The Borrowers shall, based on the annual accounts (P&L and balance sheet) of the Borrowers delivered to the Agent in accordance with Clause 20.1, apply all Free Cash accrued during the relevant year, however limited USD 1,250,000 per year per Vessel, less any payments already made for that year as per Clause 6.1 (c) (i) above, as repayment of the Loan.

(iii)
Should the calculation based on the annual accounts (P&L and balance sheet) as described in Clause 6.1 (c) (ii) show that the quarterly amounts paid by the Borrowers for the relevant year in accordance with Clause 6.1 (c) (i) exceed the amounts payable under Clause 6.1 (c) (ii), the excess amount shall be deducted from any future quarterly/annual payments under Clauses 6.1 (c) (i) and (ii) (if any).

(iv)
The repayments made in accordance with this Clause 6.1 (c) shall be made on the first Repayment Date following the delivery of the relevant accounts to the Agent as per Clause 20.1 and be applied pro-rata against the Tranches, or against the Loan if consolidated as per Clause 6.1 (b) above, first against the balloon payment and then against the instalments in inverse order of maturity.

For the purpose of this Clause 6.1 (Repayment of Loans) the following definitions shall apply:

"CapEx Amount" means, in relation to any relevant accounting period, the amount estimated by the Borrowers in good faith to be the aggregate on a consolidated basis of the amounts to be payable by the Borrowers during the two next accounting periods for special surveys, intermediate surveys and regulatory requirements applicable to the Vessels.

"Change in Working Capital" means, in relation to any relevant accounting period, the difference (whether negative or positive) of (a) the amount of Working Capital as at the last day of such accounting period, minus (b) the amount of Working Capital as at the first day of such accounting period, but without taking account of any prepayment made during such accounting period pursuant to this Clause 6.1 (Repayment of Loans).

"Free Cash" means, in relation to any relevant accounting period, an amount calculated as of the last day of such accounting period equal to the positive difference, if any, between:
(i) the sum of the Earnings of the Vessels received by the Borrowers during such accounting period; and
(ii) the sum of the (1) Vessel Operating Expenses, (2) Voyage Expenses, (3) the CapEx Amount, (4) General & Administrative Expenses, (5) Interest Charges, and (6) Change in Working Capital.

"General & Administrative Expenses" means, in relation to any relevant accounting period, amounts paid by the Borrowers during such accounting period with respect to salaries and related expenses (including bonuses), costs related to board of director activities and director and officer indemnification insurance, travel expenses, office rent and office expenses, professional service costs such as audit and legal fees and all other expenses accounted for as such in the Borrowers' accounts for such accounting period.

"Interest Charges" means, in relation to any relevant accounting period, the aggregate of all interest and other financial costs paid by the Borrowers during such accounting period.

"Vessel Operating Expenses" means, in relation to any relevant accounting period, the aggregate  of the fair and reasonable expenses paid by the Borrowers during such accounting period, with respect to crew's wages and related costs, third party management fees, insurance costs including deductibles, docking-related expenses (not including capital expenditures), costs for lubricants, repair, class fees and maintenance costs, vetting costs, telecommunications, tonnage tax, the costs of spares and consumable stores and unrecoverable claims and all other expenses accounted for as such in the Borrowers' accounts for such accounting period.

"Voyage Expenses" means, in relation to any relevant accounting period, the aggregate (on a consolidated basis) of the expenses paid by the Borrowers during such accounting period due to a Vessel travelling to a destination, including fuel costs and port charges, security expenses, canal fees, voyage-specific insurance expenses, brokers' commissions and all other expenses accounted for as such in the in the Borrowers' accounts for such accounting period.

Any item of cost in the definitions above shall not be double counted and shall therefore only be treated as a cost in one of the definitions at any time.
(d) Any Outstanding Indebtedness is due and payable on the Maturity Date.
6.2	Re-borrowing
No Borrower may re-borrow any part of the Facility which is repaid.
7.	PREPAYMENT AND CANCELLATION
7.1	Voluntary cancellation

The Borrowers, or the Guarantor if no Borrower has acceded to the Agreement, may, if they give the Agent not less fifteen (15) days' (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of USD 500,000 of the Available Facility. Any cancellation under this Clause 7.1 (Voluntary cancellation) shall reduce the Commitments of the Lenders proportionately.

7.2	Voluntary prepayment of Loans
(a)
The Borrowers may, if they give the Agent not less than fifteen (15) days' (or such shorter period as the Majority Lenders may agree) prior written notice, prepay the whole or any part of the Loan (but, if in part, being an amount that reduces the amount of the Loan by a minimum amount of USD 500,000 or multiples thereof).

(b)
Any prepayment under this Clause 7.2 (Voluntary prepayment of Loans) shall be applied  against the Tranches, or against the Loan if consolidated as per Clause 6.1 (b) above against the instalments and/or the balloon payment as per the Borrowers' discretion.

7.3	Illegality
If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in the Loan:
(a) that Lender shall promptly notify the Agent upon becoming aware of that event;
(b) upon the Agent notifying the Borrowers, or the Guarantor if no Borrower has acceded to the Agreement, the Commitment of that Lender will be immediately cancelled; and
(c)
the Borrowers shall repay that Lender's participation in the Loan on the last day of the Interest Period for the Loan occurring after the Agent has notified the Borrowers or, if earlier, the date specified by the relevant Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

7.4	Total Loss or sale of a Vessel
If a Vessel is sold or suffers a Total Loss, the Facility shall be repaid by the higher of;
(a) the amount outstanding under the Tranche relevant to such Vessel, or its pro-rata part of the Loan if consolidated as per Clause 6.1 (b) above; or
(b)
an amount equal to the then aggregate outstanding principal amount of the Loan multiplied by a fraction, the numerator of which is the Market Value of such Vessel subject to such sale or loss and the denominator of which is the aggregate of the Market Value of all Vessels;

Any prepayment under this Clause 7.4 (Total Loss or sale of a Vessel) shall (i) in case of a sale be made on or before the date on which the sale is completed by delivery of the relevant Vessel to the buyer, or (ii)  in the case of a Total Loss, on the earlier of the date falling ninety (90) days after the Total Loss Date and the receipt by the Agent of the proceeds of Insurance relating to such Total Loss (or in the event of a requisition for title of the relevant Vessel, immediately after the occurrence of such requisition of title), and be applied as full repayment of the relevant Tranche and any excess payment be applied pro-rata against the remaining Tranches, or against the Loan if consolidated as per Clause 6.1 (b) above pro rata against the balloon payment and the instalments.

7.5	Market Value
(a) If the Market Value of the Vessels are less than 135 % of the Loan the Borrowers shall, unless otherwise agreed with the Agent (on behalf of the Lenders) within fifteen (15) Business Days, either
(i) prepay the Loan or a part of the Loan (as the case may be) required to restore the aforesaid ratio; or

		(ii)	if consented to by the Agent (on behalf of the Lenders) provide the Lenders with such additional security, in form and substance satisfactory to the Lenders.
(b)
Any prepayment under this Clause 7.5 (Market Value) shall be applied pro-rata against the Tranches, or against the Loan if consolidated as per Clause 6.1 (b) above, first against the balloon payment and then against the instalments in inverse order of maturity.

7.6	Change of Control
If a Change of Control occurs, the Borrowers shall within ten (10) Business Days prepay the Loan in full.
7.7	Right of replacement or repayment and cancellation in relation to a single Lender
	(a)	If:
		(i)	any sum payable to any Lender by the Borrowers and/or the Guarantor is required to be increased under paragraph (c) of Clause 12.2 (Tax gross-up);
		(ii)	any Lender claims indemnification from the Borrowers under Clause 12.3 (Tax indemnity) or Clause 13.1 (Increased costs); or
(iii)
at any time on or after the date which is six (6) months before the earliest FATCA Application Date for any payment by a Party to a Lender (or to the Agent for the account of that Lender), that Lender is not, or has ceased to be, a FATCA Exempt Party and, as a consequence, a Party will be required to make a FATCA Deduction from a payment to that Lender (or to the Agent for the account of that Lender) on or after that FATCA Application Date, the Borrowers may, whilst the circumstance giving rise to the requirement for that increase or indemnification or FATCA Deduction continues, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender's participation in the Loan or give the Agent notice of its intention to replace that Lender in accordance with paragraph (d) below.

	(b)	On receipt of a notice of cancellation referred to in paragraph (a) above, the Commitment of that Lender shall immediately be reduced to zero.
(c)
On the last day of each Interest Period which ends after the Borrowers have given notice of cancellation under paragraph (a) above (or, if earlier, the date specified by the Borrowers in that notice), the Borrowers shall repay that Lender's participation in the Loan.

	(d)	The replacement of a Lender pursuant to paragraph (d) above shall be subject to the following conditions:
		(i)	the Borrowers shall have no right to replace the Agent;
		(ii)	neither the Agent nor any Lender shall have any obligation to find a replacement Lender; and
		(iii)	in no event shall the Lender replaced under paragraph (d) above be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents.

7.8	Restrictions
(a)
Any notice of cancellation or prepayment given by any Party under this Clause 7 (Prepayment and cancellation) shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

	(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.
	(c)	The Borrowers may not re-borrow any part of the Facility which is prepaid.
	(d)	The Borrowers shall not repay or prepay all or any part of the Loan or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.
	(e)	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.
	(f)	If the Agent receives a notice under this Clause 7 (Prepayment and cancellation) it shall promptly forward a copy of that notice to either the Borrowers or the affected Lender, as appropriate.
(g)
If all or part of the Loan is repaid or prepaid and is not available for redrawing, an amount of the Commitments (equal to the amount of the Loan which is repaid or prepaid) will be deemed to be cancelled on the date of repayment or prepayment. Any cancellation under this paragraph (g) shall reduce the Commitments of the Lenders proportionately.

SECTION 5
COSTS OF UTILISATION

8.	INTEREST
8.1	Calculation of interest
(a) The rate of interest on the Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:
(i) Margin; and
(ii) LIBOR.
(b)
It is not possible to calculate the effective interest rate on the Loan in advance. The Lenders are nevertheless, according to the FA Act obliged to give a representative example. LIBOR for 3 (three) months was at 13 June 2014 0.2321 % p.a. and provided unaltered LIBOR and Margin for the duration of the Loan, fees agreed hereunder and Utilisation of the Total Commitments in full on 1 April 2016, the effective interest rate will be 3.263 % p.a.

(c) Interest shall be calculated on the actual number of days elapsed on the basis of a three hundred and sixty (360) day year.
8.2	Payment of interest
The Borrowers shall pay accrued interest on the Loan on each Interest Payment Date.
8.3	Default interest
(a)
If any Borrower or Guarantor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is two (2) per cent higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted the Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably) above the Margin. Any interest accruing under this Clause 8.3 (Default interest) shall be immediately payable by the Borrowers and/or the Guarantor on demand by the Agent.

(b) If any overdue amount consists of all or part of the Loan which became due on a day which was not the last day of an Interest Period relating to the Loan:
(i) the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to the Loan; and
(ii) the rate of interest applying to the overdue amount during that first Interest Period shall be two (2) per cent higher than the rate which would have applied if the overdue amount had not become due.
(c)
Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

8.4	Notification of rates of interest
The Agent shall promptly notify the Lenders and the Borrowers of the determination of a rate of interest under this Agreement.

9.	INTEREST PERIODS
9.1	Selection of Interest Periods
	(a)	The Borrowers may select an Interest Period for a Tranche in the Utilisation Request for that Tranche or (if the Loan has already been borrowed) in a Selection Notice.
(b)
Each Selection Notice for the Loan or a Drawing is irrevocable and must be delivered to the Agent by the Borrowers not later than the 12:00 noon Amsterdam time on the date falling three (3) Business Days prior to the last day of the current Interest Period.

	(c)	If the Borrowers fail to deliver a Selection Notice to the Agent in accordance with paragraph (b) above, the relevant Interest Period will be three (3) Months.
	(d)	The Borrowers may select an Interest Period of three (3), six (6), nine (9) or twelve (12) Months or any such longer periods as the Agent may agree.
	(e)	An Interest Period for the Loan or a Tranche shall not extend beyond the Maturity Date.
	(f)	Each Interest Period for the Loan or a Tranche shall start on the relevant Utilisation Date or (if already made) on the last day of its preceding Interest Period.
(g)
Following the Utilisation or cancellation of the last Tranche the Interest Periods of all Tranches shall be consolidated by the duration of the current Interest Periods of any previous drawn Tranches being shortened or extended to have such duration as to expire on the same date as the current running Interest Period of the last drawn Tranche, where after the Tranches shall be consolidated and treated as one loan as regards Interest Periods.

	(h)	Once selected the Interest Period may not be changed by the Borrowers at any time during the term of the Facility.

9.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10.	CHANGES TO THE CALCULATION OF INTEREST
10.1	Absence of quotations

Subject to Clause 10.2 (Market disruption), if LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by 11:00 a.m. Amsterdam time on the Quotation Day, the applicable LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

10.2	Market disruption
(a)
If a Market Disruption Event occurs in relation to the Loan or a Tranche for any Interest Period, then the rate of interest on each Lender's share of the Loan or a Tranche for the Interest Period shall be the percentage rate per annum which is the sum of:

(i) the Margin; and
(ii)
the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in the Loan or a Tranche from whatever source it may reasonably select.

(b) In this Agreement "Market Disruption Event" means:
(i)
at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Agent to determine LIBOR for USD for the relevant Interest Period; or

(ii)
before close of business in Amsterdam on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in the Loan or a Tranche exceed twenty five per cent (25%) that the cost to it or them of obtaining matching deposits in the Relevant Interbank Market would be in excess of LIBOR; or

(iii)
at least one (1) Business Day before the start of an Interest Period, the Agent receives notification from any Lender that for any reason it is unable to obtain USD in the Relevant Interbank Market in order to fund its participation in the Loan or any Tranche.

10.3	Alternative basis of interest or funding
(a)
If a Market Disruption Event occurs and the Agent or the Borrowers so requires, the Agent and the Borrowers shall enter into negotiations (for a period of not more than thirty (30) days with a view to agreeing a substitute basis for determining the rate of interest.

(b) Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Borrowers, be binding on all Parties.
(c) Should no agreement be reached, the rate calculated by the Agent in accordance with Clause 10.2 (Market disruption) shall apply.
10.4	Break Costs
(a)
Each Borrower shall, within three (3) Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of the Loan or a Tranche or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for the Loan or a Tranche or Unpaid Sum.

(b) Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.
11.	FEES
11.1	Commitment fee
(a)
The Borrowers, or the Guarantor if no Borrower has acceded to the Agreement, shall pay to the Agent (for the account of each Lender) a fee computed at the rate of forty per cent (40%) of the Margin per annum and calculated on the undrawn portion of the Facility from the date of this Agreement.

(b)
The accrued commitment fee is payable on the earlier of (i) each Utilisation Date and (ii) the last day of each successive period of three (3) Months after the date of this Agreement and, if cancelled in full, on the time the cancellation is effective.

11.2	Arrangement fee

The Guarantor shall upon signing of this Agreement pay to the Agent for further distribution to the Lenders a non-refundable arrangement fee of one point twenty five per cent (1.25%) of the Facility in the amount of USD 1,762,500.

11.3	Agency fee
The Borrowers, or the Guarantor if no Borrower has acceded to the Agreement, shall upon signing of this Agreement pay to the Agent an Agency Fee as per the Fee Letter.

SECTION 6
ADDITIONAL PAYMENT OBLIGATIONS

12.	TAX GROSS UP AND INDEMNITIES
12.1	Definitions
	(a)	In this Agreement:

"Protected Party" means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

"Tax Deduction" means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.
12.2	Tax gross-up
	(a)	All payments under the Facility shall be made free and clear of all present and future taxes, levies or duties of any nature whatsoever, levied either now or at any future time.
	(b)	Each Obligor shall make all payments to be made by it without any Tax Deduction whatsoever, unless a Tax Deduction is required by law.
(c)
The Borrowers shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Borrowers and the Guarantor.

(d)
If a Tax Deduction is required by law to be made by the Borrowers and/or the Guarantor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(e)
If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(f)
Within thirty (30) days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

12.3	Tax indemnity
(a)
The Obligors shall (within three (3) Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:
	(i)	with respect to any Tax assessed on a Finance Party:
(A)
under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party's Facility Office is located in respect of amounts received or receivable in that jurisdiction, if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or
(ii)	to the extent a loss, liability or cost:
	(A)	is compensated for by an increased payment under Clause 12.2 (Tax gross-up), Clause 12.7 (FATCA Deduction and gross-up by Obligor) or paragraph (b) of Clause 12.8 (FATCA Deduction by Finance Party);
	(B)	would have been compensated for by an increased payment under Clause 12.2 (Tax gross-up); or
	(C)	is compensated for by a payment under paragraph (d) of Clause 12.8 (FATCA Deduction by Finance Party).
(c)
A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Borrowers.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 12.3 (Tax indemnity), notify the Agent.
12.4	Stamp taxes

The Borrowers shall pay and, within three (3) Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

12.5	VAT
(a)
All amounts set out or expressed in a Finance Document to be payable by any Party to a Finance Party which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, that Party shall pay to the Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such Party).

(b)
Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

12.6	FATCA Information
	(a)	Subject to paragraph (c) below, each Party shall, within ten (10) Business Days of a reasonable request by another Party:
(i)	confirm to that other Party whether it is:
(A)	a FATCA Exempt Party; or
(B)	not a FATCA Exempt Party; and
(ii)
supply to that other Party such forms, documentation and other information relating to its status under FATCA (including its applicable "passthru payment percentage" or other information required under the US Treasury Regulations or other official guidance including intergovernmental agreements) as that other Party reasonably requests for the purposes of that other Party's compliance with FATCA.

(b)
If a Party confirms to another Party pursuant to 12.6 (a) (i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)	Paragraph (a) above shall not oblige any Finance Party to do anything which would or might in its reasonable opinion constitute a breach of:
	(i)	any law or regulation;
	(ii)	any fiduciary duty; or
	(iii)	any duty of confidentiality.
(d)
If a Party fails to confirm its status or to supply forms, documentation or other information requested in accordance with paragraph (a) above (including, for the avoidance of doubt, where paragraph (c) above applies), then:

	(i)	if that Party failed to confirm whether it is (and/or remains) a FATCA Exempt Party then such Party shall be treated for the purposes of the Finance Documents as if it is not a FATCA Exempt Party; and
(ii)
if that Party failed to confirm its applicable "passthru payment percentage" then such Party shall be treated for the purposes of the Finance Documents (and payments made thereunder) as if its applicable "passthru payment percentage" is 100%, until (in each case) such time as the Party in question provides the requested confirmation, forms, documentation or other information.
12.7	FATCA Deduction and gross-up by Obligor
(a)
If an Obligor is required to make a FATCA Deduction, that Obligor shall make that FATCA Deduction and any payment required in connection with that FATCA Deduction within the time allowed and in the minimum amount required by FATCA.

(b)
If a FATCA Deduction is required to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any FATCA Deduction) leaves an amount equal to the payment which would have been due if no FATCA Deduction had been required.

(c)
An Obligor shall promptly upon becoming aware that an Obligor must make a FATCA Deduction (or that there is any change in the rate or the basis of a FATCA Deduction) notify the Agent accordingly. Similarly, a Finance Party shall notify the Agent on becoming so aware in respect of a payment payable to that Finance Party. If the Agent receives such notification from a Finance Party it shall notify the Obligors.

(d)
Within thirty (30) days of making either a FATCA Deduction or any payment required in connection with that FATCA Deduction, the Obligor making that FATCA Deduction or payment shall deliver to the Agent (on behalf of the Finance Party entitled to the payment) evidence reasonably satisfactory to that Finance Party that the FATCA Deduction has been made or (as applicable) any appropriate payment paid to the relevant governmental or taxation authority.

12.8	FATCA Deduction by a Finance Party
(a)
Each Finance Party may make any FATCA Deduction it is required by FATCA to make, and any payment required in connection with that FATCA Deduction, and no Finance Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction. A Finance Party which becomes aware that it must make a FATCA Deduction in respect of a payment to another Party (or that there is any change in the rate or the basis of such FATCA Deduction) shall notify that Party and the Agent.

(b)
If the Agent is required to make a FATCA Deduction in respect of a payment to a Finance Party under Clause 30.2 (Distributions by the Agent) which relates to a payment by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after the Agent has made such FATCA Deduction), leaves the Agent with an amount equal to the payment which would have been made by the Agent if no FATCA Deduction had been required.

(c)
The Agent shall promptly upon becoming aware that it must make a FATCA Deduction in respect of a payment to a Finance Party under Clause 30.2 (Distributions by the Agent) which relates to a payment by an Obligor (or that there is any change in the rate or the basis of such a FATCA Deduction) notify the relevant Obligor and the relevant Finance Party.

(d)
The relevant Obligor shall (within three (3) Business Days of demand by the Agent) pay to a Finance Party an amount equal to the loss, liability or cost which that Finance Party determines will be or has been (directly or indirectly) suffered by that Finance Party as a result of another Finance Party making a FATCA Deduction in respect of a payment due to it under a Finance Document. This paragraph shall not apply to the extent a loss, liability or cost is compensated for by an increased payment under paragraph (b) above.

(e)
A Finance Party making, or intending to make, a claim under paragraph (d) above shall promptly notify the Agent of the FATCA Deduction which will give, or has given, rise to the claim, following which the Agent shall notify the Obligors.

12.9	Tax Credit and FATCA
If an Obligor makes a FATCA Payment and the relevant Finance Party determines that:
(a) a Tax Credit is attributable to an increased payment of which that FATCA Payment forms part, to that FATCA Payment or to a FATCA Deduction in consequence of which that FATCA Payment was required; and

(b)	that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay an amount to that Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the FATCA Payment not been required to be made by that Obligor.

13.	INCREASED COSTS
13.1	Increased costs
(a)
Subject to Clause 13.3 (Exceptions) the Borrowers shall, within three (3) Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement.

	(b)	In this Agreement "Increased Costs" means:
		(i)	a reduction in the rate of return from the Facility or on a Finance Party's (or its Affiliate's) overall capital;
		(ii)	an additional or increased cost; or
		(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

13.2	Increased cost claims
(a)
A Finance Party intending to make a claim pursuant to Clause 13.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrowers.

	(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.
13.3	Exceptions
	(a)	Clause 13.1 (Increased costs) does not apply to the extent any Increased Cost is:
		(i)	attributable to a Tax Deduction required by law to be made by the Borrowers and/or the Guarantor
		(ii)	attributable to a FATCA Deduction required to be made by an Obligor or a Finance Party;
		(iii)	compensated for by paragraph (d) of Clause 12.8 (FATCA Deduction by a Finance Party);
(iv)
compensated for by Clause 12.3 (Tax indemnity) (or would have been compensated for under Clause 12.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 12.3 (Tax indemnity) applied);

	(v)	compensated for by any payment made pursuant to Clause 14.4 (Mandatory Cost); or
	(vi)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation; or
(vii)
attributable to the implementation or application of or compliance with the "International Convergence of Capital Measurement and Capital Standards, a Revised Framework" published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (but excluding any amendment arising out of Basel III) ("Basel II") or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Lender or any of its Affiliates)

(b)	In this Clause 13.3 (Exceptions),
	(i)	a reference to a "Tax Deduction" has the same meaning given to the term in Clause 12.1 (Definitions); and
(ii)
“Basel III" means the agreements on capital requirements, a leverage ratio and liquidity standards contained in "Basel III:  A global regulatory framework for more resilient banks and banking systems", "Basel III:  International framework for liquidity risk measurement, standards and monitoring" and "Guidance for national authorities operating the countercyclical capital buffer" published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated, and any further guidance or standards published by the Basel Committee on Banking Supervision relating to "Basel III”.

14.	OTHER INDEMNITIES
14.1	Currency indemnity
(a)
If any sum due from the Obligors under the Finance Documents (a "Sum"), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the "First Currency") in which that Sum is payable into another currency (the "Second Currency") for the purpose of:

		(i)	making or filing a claim or proof against that Obligor;
		(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within three (3) Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

	(b)	Each Obigor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

14.2	Other indemnities

The Obligors shall, within three (3) Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party in any jurisdiction (including but not limited to any cost, loss or liability incurred by any of the Finance Parties arising or asserted under or in connection with any law relating to safety at sea, the ISM Code, any Environmental Law or any Sanctions Laws) as a result of:

	(a)	the occurrence of any Event of Default;
(b)
a failure by the Borrowers and/or the Guarantor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 29 (Sharing among the Finance Parties);

(c)
funding, or making arrangements to fund, its participation in the Loan requested by the Borrowers in the Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement;

(d)
a third party claim related to the Finance Documents, the Obligors or the Vessels, hereunder any Environmental Claims or any non-compliance by any Obligor, the Technical Manager, the Commercial Manager and/or any Charterer with applicable laws including Sanctions Laws;

(e)
any claim, action, civil penalty or fine against, any settlement, and any other kind of loss or liability, and all reasonable costs and expenses (including reasonable counsel fees and disbursements) incurred by the Agent or any other Finance Party as a result of conduct of any Obligor or any of their partners, directors, officers, employees, agents or advisors, that violates any Sanctions Laws; or

	(f)	the Loan (or part of the Loan) not being prepaid in accordance with a notice of prepayment given by the Borrowers., in each case other than by reason of default or negligence by that Finance Party alone.
14.3	Indemnity to the Agent
The Obligors shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:
	(a)	investigating any event which it reasonably believes is a Default; or
	(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.
14.4	Mandatory Cost

The Borrowers shall, on demand by the Agent, pay to the Agent for the account of the relevant Lender, such amount which any Lender certifies in a notice to the Agent to be its good faith determination of the amount necessary to compensate it for complying with:

(a)
in the case of a Lender lending from a Facility Office in a Participating Member State, the minimum reserve requirements (or other requirements having the same or similar purpose) of the European Central Bank or any other authority or agency which replaces all or any of its functions) in respect of loans made from that Facility Office; and

(b)
in the case of any Lender lending from a Facility Office in the United Kingdom, any reserve asset, special deposit or liquidity requirements (or other requirements having the same or similar purpose) of the Bank of England (or any other governmental authority or agency) and/or paying any fees to the Financial Conduct Authority and/or the Prudential Regulation Authority (or any other governmental authority or agency which replaces all or any of their functions), which, in each case, is referable to that Lender's participation in the Loan.
15.	MITIGATION BY THE LENDERS
15.1	Mitigation
(a)
Each Finance Party shall, in consultation with the Borrowers, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.3 (Illegality), Clause 12 (Tax gross-up and indemnities) or Clause 13 (Increased costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

	(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.
15.2	Limitation of liability
	(a)	The Borrowers shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 15.1 (Mitigation).
	(b)	A Finance Party is not obliged to take any steps under Clause 15.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.
16.	COSTS AND EXPENSES
16.1	Transaction expenses

The Borrowers, or the Guarantor if no Borrower has acceded to the Agreement, shall promptly on demand pay the Agent, the Finance Parties and the Hedging Banks the amount of all costs and third party expenses (including legal fees, travel expenses and out of pocket expenses) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution and syndication of:

	(a)	this Agreement and any other documents referred to in this Agreement; and
	(b)	any other Finance Documents executed after the date of this Agreement.
16.2	Amendment and enforcement costs

The Borrowers shall, within three (3) Business Days of demand, reimburse the Agent and any Finance Party or Hedging Bank for the amount of all duly documented costs and expenses (including but not limited to legal fees and other professional fees) incurred by the Agent and any such Finance Party or Hedging Bank in connection with:

	(a)	responding to, evaluating, negotiating or complying with a request or requirement for any amendment, waiver or consent;
	(b)	the granting of any release, waiver or consent under the Finance Documents;
	(c)	any amendment or variation of a Finance Document; and

(d)	the enforcement of, or the preservation, protection or maintenance of, or attempt to preserve or enforce, any of the rights of the Finance Parties under the Finance Documents.

For the avoidance of doubt, costs payable by the Borrowers under Clause 16.1 (Transaction Expenses) and this Clause 16.2 (Amendment and enforcement costs) remain payable whether or not any Utilisation is ever made.

SECTION 7
SECURITY

17.	SECURITY
17.1	Security

The obligations and liabilities of the Borrowers and the Guarantor under the Finance Documents and any Hedging Agreement, whether present and future, actual or contingent, whether as primary obligor or as guarantor, including (without limitation) the Borrowers’ obligation to repay the Loan together with all unpaid interest, default interest, commissions, charges, expenses and any other derived liability whatsoever of the Borrowers towards the Finance Parties or the Hedging Banks in connection with this Agreement or any Hedging Agreement, shall at any time until all amounts due to the Finance Parties or the Hedging Banks under any Finance Document and any Hedging Agreement have been paid and/or repaid in full, be secured on a cross-collateralized basis by the following security:

	(a)	the Mortgages;
	(b)	the Guarantee;
	(c)	the Assignment Agreement;
	(d)	the Pledge of Earnings Accounts;
	(e)	any Intra Group Loans Assignment Agreement;
	(f)	any Deed of Assignment; and
	(g)	the Pledge of Shares, including customary power of attorney for sale of the Shares and signed but undated letters of resignation from each director.

and any other document that may have been or shall from time to time hereafter be executed as Security for the Borrowers’ obligations under or pursuant to the Finance Documents and any Hedging Agreement.

The Security Documents shall rank with first priority, save for the Pledge of Earnings Accounts which will rank after a general first ranking right of pledge in favour of the Account Bank subject to the Account Bank's general banking conditions, and shall include any obligations under the Finance Documents and any Hedging Agreement, always subject to the provision of Clause 30.5 (Partial Payments).

17.2	Perfection etc.

The Borrowers undertake to ensure that the Security Documents are duly executed by the parties thereto in favour of the Security Agent (on behalf of the Finance Parties and the Hedging Banks) and/or the Lenders (as the case may be) in accordance with Clause 4 (Conditions of Utilisation), legally valid and in full force and effect, and to execute or procure the execution of such further documentation as the Security Agent may reasonable require in order for the relevant Finance Parties and the Hedging Banks, to maintain the security position envisaged hereunder.

17.3	Further assignment of Earnings and Charterparty and Shareholders Loans

In the event that any of the Borrowers enters into any Charterparty, the relevant Borrower shall prior to the relevant commencement date do its best endeavours to assign by way of a Deed of Assignment such Charterparty and any Earnings accruing thereunder in favour of the Security Agent (on behalf of the Finance Parties and the Hedging Banks).

In the event that any of the Obligors enter into any Intra Group Loans, the relevant Obligor shall prior to the relevant commencement date assign by way of an Intra Group Loans Assignment Agreement such claims the relevant Obligor may have thereunder in favour of the Security Agent (on behalf of the Finance Parties and the Hedging Banks).

17.4	Security - Hedging Agreement

The Borrowers’ obligations and liabilities under any Hedging Agreement, whether present and future, actual or contingent, whether as primary obligor or as guarantor, together with all unpaid interest, default interest, commissions, charges, expenses and any other derived liability whatsoever of the Borrowers towards a Hedging Bank in connection with any Hedging Agreement, shall at any time until all amounts due to a Hedging Bank under any Hedging Agreement have been paid and/or repaid in full, be secured by the Security Documents and the guarantee liabilities of the Guarantor pursuant to Clause 18 (Guarantee, indemnity and joint and several liability), however on subordinated basis to the rights of the other Finance Parties.

17.5	Parallel Debt
(a) In this Clause:
	(i)	Corresponding Debt means any amount which an Obligor owes to a Finance Party under or in connection with the Finance Documents and the Hedging Banks under or in connection with the Hedging Agreement.
	(ii)	Parallel Debt means any amount which an Obligor owes to the Security Agent under this Clause.
(b)
Each Obligor irrevocably and unconditionally undertakes to pay to the Security Agent as creditor in its own right and not as representative of the other Finance Parties or the Hedging Banks amounts equal to, and in the currency or currencies of, its Corresponding Debt.

(c)	The Parallel Debt of each Obligor:
	(i)	shall become due and payable at the same time as its Corresponding Debt;
	(ii)	is independent and separate from, and without prejudice to, its Corresponding Debt.
(d)	For purposes of this Clause, the Security Agent:
	(i)	is the independent and separate creditor of each Parallel Debt;

(ii)	acts in its own name and not as agent, representative or trustee of the Finance Parties or the Hedging Banks and its claims in respect of each Parallel Debt shall not be held on trust; and
(iii)
shall have the independent and separate right to demand payment of each Parallel Debt in its own name (including, without limitation, through any suit, execution, enforcement of security, recovery of guarantees and applications for and voting in any kind of insolvency proceeding).

(e)
The Parallel Debt of an Obligor shall be (a) decreased to the extent that its Corresponding Debt has been irrevocably and unconditionally paid or discharged, and (b) increased to the extent to that its Corresponding Debt has increased, and the Corresponding Debt of an Obligor shall be (x) decreased to the extent that its Parallel Debt has been irrevocably and unconditionally paid or discharged, and (y) increased to the extent that its Parallel Debt has increased, in each case provided that the Parallel Debt of an Obligor shall never exceed its Corresponding Debt.

(f)	All amounts received or recovered by the Security Agent in connection with this Clause, to the extent permitted by applicable law, shall be applied in accordance with Clause 30.5 (Partial payments).
18.	GUARANTEE, INDEMNITY AND JOINT AND SEVERAL LIABILITY
18.1	Guarantee and indemnity
The Guarantor irrevocably and unconditionally:
(a) guarantees to each Finance Party and the Hedging Banks punctual performance by the Borrowers of all the Borrowers’ obligations under the Finance Documents and any Hedging Agreement.
(b)
undertakes with each Finance Party and the Hedging Banks that whenever the Borrowers do not pay any amount when due under or in connection with any Finance Document and any Hedging Agreement, it shall immediately on demand pay that amount as if it was the principal obligor; and

(c)
agrees with each Finance Party and the Hedging Banks that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party or Hedging Banks immediately on demand against any cost, loss or liability it incurs as a result of the Borrowers not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document and any Hedging Agreement on the date when it would have been due. The amount payable by the relevant Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 18 (Guarantee, indemnity and joint and several liability) if the amount claimed had been recoverable on the basis of a guarantee;

provided, however, that the maximum guarantee liability of the Guarantor hereunder shall always be limited to USD 153,000,000 plus (i) any interest, default interest, Break Cost or other costs, fees and expenses related to the Borrowers’ obligations under the Finance Documents and any Hedging Agreement and (ii) any default interest or other costs, fees and expenses related to the liability of the relevant Guarantor hereunder.

18.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents and any Hedging Agreement, regardless of any intermediate payment or discharge in whole or in part.

18.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party or the Hedging Banks in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of the Guarantor under this Clause 18 (Guarantee, indemnity and joint and several liability) will continue or be reinstated as if the discharge, release or arrangement had not occurred.

18.4	Joint and several liability of the Borrowers

Notwithstanding anything to the contrary herein contained, each Borrower shall be and remain jointly and severally liable with the other Borrowers for (i) the payment of each and every sum from time to time due from the Borrowers, (ii) each and every obligation undertaken and (iii) each and every liability incurred on the part of the Borrowers under or pursuant to the Finance Documents.

If at any time a Borrower has paid to the Lenders or the Lenders have recovered from such Borrower a sum which was due from the Borrowers under or pursuant to the Finance Documents and such sum is higher than the amount such Borrower was obliged to contribute in its relation (if any) with the other Borrowers, then such Borrower shall not have the benefit of any right of subrogation and shall not exercise any right of recourse or claim any set-off or counterclaim against the other Borrowers or prove otherwise in competition with the Finance Parties (all such rights being hereby irrevocably waived by each Borrower) unless and until the Loan has been paid and discharged in full.

18.5	Waiver of defences

The obligations of the Guarantor under this Clause 18 (Guarantee, indemnity and joint and several liability), and the joint and several obligations and liability of the Borrowers under this Agreement and the other Finance Documents and any Hedging Agreement, will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 18 (Guarantee, indemnity and joint and several liability) (without limitation and whether or not known to it or any Finance Party or the Hedging Banks) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;
(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of the Obligor;
(c)
the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;
(e)
any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any Hedging Agreement or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document, any Hedging Agreement or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document, any Hedging Agreement or any other document or security; or
(g)	any insolvency or similar proceedings.
18.6	Immediate recourse

Each of the Borrowers and the Guarantor waives any right it may have of first requiring any Finance Party or the Hedging Banks (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Borrowers or the Guarantor under this Clause 18 (Guarantee, indemnity and joint and several liability). This waiver applies irrespective of any law or any provision of a Finance Document and any Hedging Agreement to the contrary.

18.7	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents and any Hedging Agreement have been irrevocably paid in full, each Finance Party and the Hedging Banks (or any trustee or agent on its behalf) may:

(a)
refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party or Hedging Banks (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Borrowers and the Guarantor shall not be entitled to the benefit of the same; and

(b)
hold in an interest-bearing suspense account any moneys received from the Guarantor or on account of the Guarantor's liability under this Clause 18 (Guarantee, indemnity and joint and several liability).

18.8	Deferral of the Borrowers’ and the Guarantor's rights

Until all amounts which may be or become payable by the Borrowers or the Guarantor under or in connection with the Finance Documents and any Hedging Agreement have been irrevocably paid in full and unless the Agent otherwise directs, the Borrowers and the Guarantor will not exercise any rights which they may have by reason of performance by them of their obligations under the Finance Documents and any Hedging Agreement or by reason of any amount being payable, or liability arising, under this Clause 18 (Guarantee, indemnity and joint and several liability):

(a)	to be indemnified by another Obligor;
(b)	to claim any contribution from any other guarantor of any Obligor's obligations under the Finance Documents or any Hedging Agreement;
(c)
to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties or the Hedging Banks under the Finance Documents and any Hedging Agreement or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents and any Hedging Agreement by any Finance Party or the Hedging Banks;

(d)
to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which the Guarantor has given a guarantee, undertaking or indemnity under Clause 18.1 (Guarantee and indemnity);

(e)	to exercise any right of set-off against any other Obligor; and/or

(f)	to claim or prove as a creditor of any other Obligor in competition with any Finance Party or the Hedging Banks.

If  any Borrower or any Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties and the Hedging Banks by the Obligors under or in connection with the Finance Documents and any Hedging Agreement to be repaid in full on trust for the Finance Parties and the Hedging Banks and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 30 (Payment mechanics).

18.9	Additional security
The guarantee given by the Guarantor herein is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party or the Hedging Banks.
18.10	Norwegian Financial Agreements Act

The Guarantor and each Borrower, to the extent it is to be considered a guarantor for the obligations of the other Borrowers pursuant to the FA Act, specifically waives all rights under the provisions of the FA Act not being mandatory provisions, including (but not limited to) the following provisions (the main contents of the relevant provisions being as indicated in the brackets):

(a)
§ 29 (as the Agent and/or any Finance Party and/or the Hedging Banks shall be entitled to exercise all its rights under this Agreement and applicable law in order to secure payment. Such rights shall include the right to set-off any credit balance in any currency, on any bank account the Guarantor might have with each of the Finance Parties or the Hedging Banks individually against the amount due);

	(b)	§ 63 (1) – (2) (to be notified of an Event of Default hereunder and to be kept informed thereof);
	(c)	§ 63 (3) (to be notified of any extension granted to the Borrowers in payment of principal and/or interest);
	(d)	§ 63 (4) (to be notified of another Obligor’s bankruptcy proceedings or debt reorganisation proceedings and/or any application for the latter);
	(e)	§ 65 (3) (that its consent is required for it to be bound by amendments to the Finance Documents or any Hedging Agreement that may be detrimental to its interest);
	(f)	§ 67 (2) (about any reduction of its liabilities hereunder, since no such reduction shall apply as long as any amount is outstanding under the Finance Documents and any Hedging Agreement);
(g)
§ 67 (4) (that its liabilities hereunder shall lapse after ten (10) years, as it shall remain liable hereunder as long as any amount is outstanding under any of the Finance Documents and any Hedging Agreement);

(h)
§ 70 (as it shall not have any right of subrogation into the rights of the Finance Parties and the Hedging Banks under the Finance Documents and any Hedging Agreement until and unless the Finance Parties and the Hedging Banks shall have received all amounts due or to become due to them under the Finance Documents and any Hedging Agreement);

(i)
§ 71 (as the Finance Parties and the Hedging Banks shall have no liability first to make demand upon or seek to enforce remedies against any other Obligor or any other Security Interest provided in respect of the Borrowers’ liabilities under the Finance Documents and any Hedging Agreement before demanding payment under or seeking to enforce its guarantee obligations hereunder);

	(j)	§ 72 (as all interest and default interest due under any of the Finance Documents and any Hedging Agreement shall be secured by its obligations hereunder);
	(k)	§ 73 (1) – (2) (as all costs and expenses related to a termination event or an Event of Default under this Agreement shall be secured by its guarantee obligations hereunder); and
(l)
§ 74 (1) – (2) (as it shall not make any claim against the other Obligors for payment by reason of performance by it of its obligations under the Finance Documents and any Hedging Agreement until and unless the Finance Parties and the Hedging Banks first shall have received all amounts due or to become due to them under the Finance Documents and any Hedging Agreement).

18.11	Guarantee Limitations

The guarantee and liability set out in this Clause 18 (Guarantee, indemnity and joint and several liability) does not apply to any liability if and to the extent that it would result in this guarantee constituting unlawful financial assistance within the meaning of applicable provisions under the laws of the relevant jurisdiction of the Obligors.

SECTION 8
REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

19.	REPRESENTATIONS

Each of the Borrowers and the Guarantor makes the representations and warranties set out in this Clause 19 (Representations) to each Finance Party on the date of this Agreement, provided however that the representations and warranties set out in this Clause 19 (Representations) will not apply for the Borrowers until the date of the execution of the relevant Accession Letter.

19.1	Status
	(a)	Each Obligor is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.
	(b)	Each Obligor and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.
	(c)	No Obligor is a FATCA FFI or a US Tax Obligor.
19.2	Binding obligations
(a)
The obligations expressed to be assumed by the relevant Obligor in each Finance Document are, subject to any general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisation), legal, valid, binding and enforceable obligations.

(b)
Save as provided herein or therein and/or as have been or shall be completed prior to the relevant Utilisation Date, no registration, filing, payment of tax or fees or other formalities are necessary or desired to render the Finance Documents enforceable against the Obligors, and in respect of the Vessels, for the Mortgages to constitute valid and enforceable first priority mortgage over the Vessels.

19.3	Non-conflict with other obligations
The entry into and performance by any of the Obligors of, and the transactions contemplated by, the Finance Documents and the Transaction Documents do not and will not conflict with:
(a)
any law, statute, rule or regulation applicable to it, or any order, judgment, decree or permit to which it is subject, including any law, statute, rule or regulation implemented to combat money laundering and bribery;

	(b)	its or any of its Subsidiaries' constitutional documents; or
	(c)	any agreement or instrument binding upon it or any of its Subsidiaries or any of its or any of its Subsidiaries' assets.
19.4	Power and authority
(a)
Each Obligor has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents and the Transaction Documents to which it is a party and the transactions contemplated by those Finance Documents and Transaction Documents.

(b)
All necessary corporate, shareholder and other action have been taken by each Obligor to approve and authorize the execution of the Finance Documents and the Transaction Documents, the compliance with the provisions thereof and the performance of its obligations thereunder.

(c) Each of the Borrowers acts for its own account by entering into the Finance Documents and obtaining the Facility.
19.5	Validity and admissibility in evidence
All Authorisations required or desirable:
(a) to enable each Obligor lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents and the Transaction Documents to which it is a party;
(b) to make the Finance Documents and the Transaction Documents admissible in evidence in its jurisdiction of incorporation; and
(c) in connection with each Obligor’s business and ownership of assets, have been obtained or effected and are in full force and effect, and there are no circumstances which indicate that any of the same are likely to be revoked in whole or in part.
19.6	Governing law and enforcement
(a) The choice of Norwegian law and any other applicable law respectively as the governing law of the Finance Documents will be recognised and enforced in its jurisdiction of incorporation.
(b) Any judgment obtained in Norway and/or any other applicable jurisdiction in relation to a Finance Document will be recognised and enforced in the relevant Obligor’s jurisdiction of incorporation.
19.7	Insolvency

No corporate action, legal proceeding or other procedure or step described in Clause 24.6  (Insolvency), Clause 24.8 (Insolvency proceedings) or Clause 24.9 (Creditors' process) is currently pending or, to its knowledge, threatened in relation to any Obligor, and none of the circumstances described in Clause 24.6  (Insolvency), Clause 24.8 (Insolvency proceedings) or Clause 24.9 (Creditors' process) applies to any of the Obligors.

19.8	Deduction of Tax
No Obligor is required to make any deduction for or on account of Tax from any payment it may make under any Finance Document.
19.9	No filing or stamp taxes

Under the law of the relevant Obligor’s jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents, other than the Mortgages.

19.10	No default
(a) No Event of Default is continuing or might reasonably be expected to result from the making of a Utilisation.
(b)
No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on any Obligor or any of its Subsidiaries or to which its (or any of its Subsidiaries') assets are subject which might have a Material Adverse Effect.

19.11	No misleading information
(a) Any factual information provided by any Obligor was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.
(b) The financial information provided by any Obligor has been prepared on the basis of recent historical information and on the basis of reasonable assumptions.
(c) Nothing has occurred or been omitted and no information has been given or withheld that results in the information provided by any Obligor being untrue or misleading in any material respect.
19.12	Financial statements
(a) Its Original Financial Statements were prepared in accordance with GAAP consistently applied.
(b) Its Original Financial Statements fairly represent its financial condition and operations (consolidated in the case of the Guarantor) during the relevant financial year.
(c)
There has been no material adverse change in its business or financial condition (or the business or consolidated financial condition of any Obligor) since the date of delivery of its latest financial statements.

19.13	Pari passu ranking

The relevant Obligor's payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

19.14	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which might reasonably be expected to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against any Obligor or any of its Subsidiaries.

19.15	Title
The relevant Obligor will hold the legal title and/or will be the beneficial party, as the case may be, to the Mortgaged Assets.
19.16	No security

None of the Mortgaged Assets will from the first Utilisation Date be affected by any Security, and no Obligor will be a party to, nor is it or any of the Mortgaged Assets bound by any order, agreement or instrument under which it is, or in certain events may be, required to create, assume or permit to arise any Security over any of the Mortgaged Assets, save for the Security created under the Security Documents, for liens arising solely by operation of law and/or in the ordinary course of business or otherwise as agreed with the Agent (on behalf of the Finance Parties and the Hedging Banks).

19.17	No immunity

No Obligor, nor any of their assets, are entitled to immunity from suit, execution, attachment or other legal process, and the relevant Obligor’s entry into of the Finance Documents and the Transaction Documents constitutes, and the exercise of its rights and performance of and compliance with its obligations under Finance Documents and the Transaction Documents will constitute, private and commercial acts done and performed for private and commercial purposes.

19.18	Ranking of Security Documents
The Security created by the Security Documents has or will have the ranking in priority which it is expressed to have in the Security Documents and the Security is not subject to any prior ranking.
19.19	Taxation
(a) No Obligor is overdue in the filing of any Tax returns.
(b)
To the best of its knowledge and belief, no claims or investigations are being, or are reasonably likely to be, made or conducted against any Obligor with respect to Taxes which is reasonably likely to have a material adverse effect on its ability to perform its obligations under the Finance Documents.

(c) The relevant Obligor is resident for Tax purposes only in the jurisdiction of its incorporation, unless the Agent shall have been otherwise informed in writing.
19.20	Environmental compliance

Each of the Borrowers (and any of its Affiliates), the Technical Manager and any Charterers have performed and observed all Environmental Laws, Environmental Approvals and all other covenants, conditions, restrictions or agreements directly or indirectly concerned with any contamination, pollution or waste or the release or discharge of any toxic or hazardous substance in connection with the Vessels.

19.21	Environmental Claims

No Environmental Claim has been commenced or (to the best of its knowledge and belief, having made due and careful enquiry) is threatened against it where that claim has or is reasonably likely  to have a material adverse effect on its ability to perform its obligations under the Finance Documents and the Transaction Documents.

19.22	ISM Code and ISPS Code compliance
All requirements of the ISM Code and the ISPS Code as they relate to the Borrowers (or any of their Affiliates), the Technical Manager, any Charterers and the Vessels have been complied with.
19.23	The Vessels
The Vessels will on the relevant Utilisation Date be:
(a)
in the absolute ownership of the relevant Borrower free and clear of all encumbrances (other than current crew wages and the Mortgages) and the relevant Borrower will be the sole, legal and beneficial owner of the relevant Vessel;

(b) registered in the name of the relevant Borrower with the relevant Approved Ship Registry under the laws and flag applicable for the relevant Approved Ship Registry;
(c) operationally seaworthy in every way and fit for service; and
(d) classed with ABS or such other classification society as approved by the Agent, free of all overdue requirements and other recommendations.
19.24	Financial Indebtedness

No Obligor is in breach of or in default under any agreement or other instrument relating to Financial Indebtedness to which it is a party or by which it is bound (nor would it be with the giving of notice or lapse of time or both).

19.25	Sanctions
	(a)	Each Obligor, each of their Affiliates, their joint ventures, and their respective directors, officers, employees, agents or representatives has been and is in compliance with Sanctions Laws;
	(b)	No Obligor, nor any of their Affiliates, their joint ventures, and their respective directors, officers, employees, agents or representatives:
		(i)	is a Restricted Party, or is involved in any transaction through which it is likely to become a Restricted Party; or
		(ii)	is subject to or involved in any inquiry, claim, action, suit, proceeding or investigation against it with respect to Sanctions Laws by any Sanctions Authority.
19.26	Repetition

The Repeating Representations are deemed to be made by each of the Borrowers and the Guarantor by reference to the facts and circumstances then existing on the date of the Utilisation Request and the first day of each Interest Period and on the date of delivery of each Compliance Certificate (or, if no such Compliance Certificate is forwarded, on each day such certificate should have been forwarded to the Agent at the latest).

20.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 20 (Information undertakings) remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

20.1	Financial statements
The Borrowers, or the Guarantor if no Borrower has acceded to the Agreement, shall supply to the Agent copies for all the Lenders of:
(i)
their most recent quarterly management accounts (profit and loss statements and balance sheet) to be delivered as soon as the same become available but in any event within 60 days after the reporting period, provided however, that quarterly management accounts of the relevant Borrower shall only be delivered from the beginning at the first quarter after Delivery of the respective Vessels;

(ii)
the most recent annual audited accounts of the Guarantor and the unaudited annual accounts of the Borrowers to be delivered as soon as the same become available but in any event within 180 days after the end of the reported fiscal year;

Cash flow projections shall be delivered by the Borrowers by 31 December for the following 12 months, or upon request of any Lender.
20.2	Compliance Certificate

The Borrowers shall supply to the Agent, with each set of financial statements delivered pursuant to paragraph (i) and (ii) Clause 20.1 (Financial statements), a Compliance Certificate signed by an authorised officer of the Borrowers and the Guarantor setting out (in reasonable detail) computations as to compliance with Clause 21 (Financial covenants) as at the date as at which those financial statements were drawn up.

20.3	Requirements as to financial statements
(a)
Each set of financial statements delivered by the Borrowers pursuant to Clause 20.1 (Financial statements) shall be certified by an authorised officer of the relevant company as fairly representing its financial condition as at the date as at which those financial statements were drawn up.

(b)
The Borrowers shall procure that each set of financial statements delivered pursuant to Clause 20.1 (Financial statements) is prepared using GAAP, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements for that Obligor unless, in relation to any set of financial statements, it notifies the Agent that there has been a change in GAAP, the accounting practices or reference periods and its auditors (or, if appropriate, the auditors of the relevant Obligor) deliver to the Agent:

(i)
a description of any change necessary for those financial statements to reflect the GAAP, accounting practices and reference periods upon which that Obligor's Original Financial Statements were prepared; and

(ii)
sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether Clause 21 (Financial covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and that Obligor's Original Financial Statements.

Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

20.4	Information: miscellaneous
The Borrowers shall supply to the Agent (with copies for all the Lenders, if the Agent so requests):
(a) all documents dispatched by the Borrowers and the Guarantor to their shareholders generally (or any class of them) or their creditors generally at the same time as they are dispatched;
(b)
promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any Obligor, and which might, if adversely determined, have a Material Adverse Effect;

(c)
promptly, such further information regarding the financial condition, business and operations of any Obligor as any Finance Party (through the Agent) may reasonably request, promptly, such information about the Vessels’ classification records and status as the Agent may reasonably request;

(d)
promptly upon becoming aware of them, the details of any inquiry, claim, action, suit, proceeding or investigation pursuant to Sanctions Laws by any Sanctions Authority against it, any of its direct or indirect owners, Affiliates, any of their joint ventures or any of their respective directors, officers, employees, agents or representatives, as well as information on what steps are being taken with regards to answer or oppose such; and

(e)
promptly upon becoming aware that it, any of its direct or indirect owners, Affiliates, any of their joint ventures or any of their respective directors, officers, employees, agents or representatives has become or is likely to become a Restricted Party.

20.5	Notification of default
(a)
Each of the Borrowers and the Guarantor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Borrower or Guarantor is aware that a notification has already been provided by another Borrower or Guarantor).

(b)
Promptly upon a request by the Agent, the Borrowers shall supply to the Agent a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

20.6	Notification of Environmental Claims
The Borrowers shall inform the Agent in writing as soon as reasonably practicable upon becoming aware of the same:
(a)
if any Environmental Claim has been commenced or (to the best of its knowledge and belief) is threatened against the Borrowers (or any of its Affiliates), any Charterers, the Technical Manager or the Vessels; and

(b)
of any fact and circumstances which will or are reasonably likely to result in any Environmental Claim being commenced or threatened against any of the Borrowers (or any of their Affiliates), any Charterers, the Technical Manager or any of the Vessels,

where the claim would be reasonably likely, if determined against the Borrowers (or any of its Affiliates) or the Vessels, to have a Material Adverse Effect.
20.7	Market Value
The Borrowers shall:
(a)
Arrange for, at their own expense, the Market Value of the Vessels to be determined on a quarterly basis, and deliver such market valuations to the Agent (on behalf of the Finance Parties) together with the financial statements to be delivered in accordance with Clause 20.1 (Financial statements); and

(b)
Should the Agent reasonably assume that a Default has occurred or may occur, or should a Vessel be sold or suffer a Total Loss, the Agent may arrange, or require the Borrowers to arrange, additional determinations of the Market Value of the Vessels at such frequency as the Agent (on behalf of Finance Parties) may request and at the Borrowers' expense.

20.8	"Know your customer" checks
(a) If:
(i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;
(ii) any change in the status of the Borrowers or the Guarantor after the date of this Agreement; or
(iii) a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrowers and/or the Guarantor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)
Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(c) The Lenders to carry out and be satisfied with the results of all applicable know your customer requirements.
20.9	Disclosure of information

The Borrowers and the Guarantor irrevocably authorise the Finance Parties to give, divulge and reveal from time to time information and details relating to its account, the Vessels, the Finance Documents, and the Loan and any other agreement entered into by the Obligors or information provided by the Obligors in connection with the Loan to (i) any private, public or internationally recognised authorities, (ii) the Finance Parties’ respective head office, branches and affiliates, and professional advisers, (iii) any other parties to the Finance Documents, (iv) a rating agency or their professional advisers, (v) any person with whom they propose to enter (or contemplate entering) into contractual relations in relation to the Loans, (vi) any insurance company relevant to the Finance Parties, the Obligors, the Vessels and/or the Loan, and (vii) any other person(s) regarding the funding, refinancing, transfer, assignment, sale, sub-participation or operational arrangement or other transaction in relation thereto, including without limitation, for purposes in connection with a securitization or any enforcement, preservation, assignment, transfer, sale or sub-participation of any of the Finance Parties’ rights and obligations. The Finance Parties agree not to disclose information to any third party outside of the scope of the disclosure described above and further agree not to disclose any more information for such purposes than is reasonably necessary.

21.	FINANCIAL COVENANTS
21.1	The Guarantor
The Guarantor shall on a consolidated basis, measured and documented quarterly, at all times maintain:
(a) unencumbered consolidated Cash of minimum the higher of (i) USD 20.000.000 and (ii) six per cent (6%) of the Total Interest Bearing Debt;
(b)
a Value Adjusted Tangible Net Worth of at least USD 100.000.000, but in any event the Value Adjusted Tangible Net Worth shall at all times be no less than twenty five per cent (25%) of the Value Adjusted Total Assets; and

(c) a positive Working Capital.
21.2	Each Borrower
Each Borrower shall at all times, measured and documented quarterly, maintain a positive Working Capital.

22.	GENERAL UNDERTAKINGS

The undertakings in this Clause 22 (General undertakings) remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

22.1	Authorisations

Each Obligor shall promptly obtain, comply with and do all that is necessary to maintain in full force and effect, any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

22.2	Compliance with laws
(a)
Each Obligor, their Affiliates, the Technical Manager, the Commercial Manager and any Charterer, shall comply in all respects with all laws, directives, regulations, decrees, rulings and such analogous rules to which it or its business may be subject.

(b)
Each Obligor shall, and shall procure that any Affiliate, the Technical Manager, the Commercial Manager and any Charterer comply in all respect with all Sanctions Laws and the laws of the Approved Ship Registry.

(c)
Each Obligor and parties acting on its behalf shall observe and abide with any law, official requirement or other regulatory measure or procedure implemented to combat (a) money laundering (as defined in Article 1 of the Directive (2005/60/EC) of the council of the European Communities (as amended, supplemented and/or replaced from time to time)) and (b) bribery and corrupt practices.

22.3	Negative pledge
	(a)	The Borrowers shall not create or permit to subsist any Security over the Vessels or any of their assets.
	(b)	No Borrower shall:
		(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by any Obligor;
		(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;
		(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or
		(iv)	enter into any other preferential arrangement having a similar effect, in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.
	(c)	Paragraphs (a) and (b) above do not apply to any Security listed below:
(i)
any netting or set-off arrangement entered into by any Obligor in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances, hereunder any rights of pledge and set-off in relation to a cash pool arrangement approved by the Agent (on behalf of the Finance Parties and the Hedging Banks);

(ii)	any lien arising by operation of law and in the ordinary course of trading and securing obligations not more than thirty (30) days overdue;
(iii)	any Security entered into pursuant to any Finance Document;
(iv)
any cash collateral from an Obligor to any Hedging Bank as security (for its own account) for any swap transaction to be entered to between that Hedging Bank and an Obligor, and any cash collateral so placed by an Obligor with a Hedging Bank shall be released, discharged and (if required) deregistered immediately after evidence of registration of the Mortgages on all of the Vessels;

(v)
arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a Borrower in the ordinary course of trading on arm's length terms and on the supplier's standard and usual terms;

(vi)	Security consented to in writing by the Agent (on behalf of the Finance Parties); or
(vii)
any Security or quasi-Security over bank accounts arising under the general terms and conditions (algemene bankvoorwaarden) of any member of the Dutch Bankers' Association (Nederlandse Vereniging van Banken).

22.4	Disposals and acquisitions
The Borrowers shall not:
(a)
Whether by a single transaction or a series of related or unrelated transactions and whether at the same time or over a period of time, sell, transfer, lease out, grant options, grant rights of first refusal or otherwise dispose of the whole or any part of its undertakings, assets, including but not limited to the Vessels, or revenues (present or future) or agree to do so; or

(b) acquire or replace an asset or acquire any shares; or
(c)
charter in any vessel or make any investment other than in the normal course of business related to the operation of the Vessels or incur any Financial Indebtedness other than in the normal course of business related to the operation of the Vessels, provided, however, that the Borrowers shall be entitled to obtain non-amortizing, Intra Group Loans from the Guarantor as long as such loans are fully subordinated to the Borrowers’ obligations under the Finance Documents with any interest thereunder to be accumulated and added to the outstanding loan amount and shall not be repaid as long as any amounts are outstanding under the Finance Documents and/or any Hedging Agreements, and pledged/assigned to the Agent (on behalf of the Finance Parties and the Hedging Banks) under an Intra Group Loans Assignment Agreement.

22.5	Merger
No Obligor shall enter into any form of amalgamation, merger, demerger or corporate reconstruction, or any acquisition of any other company or corporate entity.
22.6	Shareholding
The Guarantor shall always remain the 100 % owner of the Shares.
22.7	Change of business

No substantial change shall be made to the general nature of the business of Obligors from that carried on at the date of this Agreement, and the Borrowers shall not engage in any other business other than ownership and operation of the Vessels. The Guarantor shall always remain listed at the New York Stock Exchange.

22.8	Title

The Borrowers and/or the Guarantor (as the case may be) shall hold legal title to and own the entire beneficial interest in the Mortgaged Assets, free of all Security and other interests and rights of every kind, except for those created by the Financial Documents and as permitted in Clause 22.3 (c) (Negative pledge).

22.9	Insurances – general

Each of the Borrowers and the Guarantor shall maintain appropriate insurance cover with respect to its properties, assets and operations of such types, in such amounts and against such risks as are maintained by prudent companies carrying on the same or substantially similar business. All insurances must be with financially sound and reputable insurance companies, funds or underwriters.

22.10	Earnings Accounts
The Borrowers shall maintain the Earnings Accounts with the Account Bank and ensure that all Earnings are paid to the Earnings Accounts.
22.11	Derivative transactions

The Borrowers shall not enter into any derivative transactions with other parties than the Hedging Banks unless the Hedging Banks have received a reasonable opportunity, in writing, to provide competitive rates to the Borrowers.

22.12	Distribution restrictions and subordination of inter-company debt
(a) The Borrowers may not distribute any dividend until 6 months after the Delivery Date of the last Vessel.
(b) No Obligor shall distribute any dividends if a Default has occurred and is continuing.
(c)
All (i) Intra Group Loans to the Borrowers, (ii) claims of the Guarantor against the Borrowers and (iii) amounts owed to the Technical Managers and/or Commercial Managers (provided the Technical Managers and/or Commercial Managers are Affiliates of the Borrowers or the Guarantor) shall always be fully subordinated to the obligations of the Borrowers under the Finance Documents.

22.13	Transaction Documents

The Borrowers shall procure that no material terms of any of the Transaction Documents are amended or terminated, or any waivers of any material terms thereof are agreed, without the prior written consent of the Agent (on behalf of the Finance Parties).

22.14	Taxation

Each Obligor shall pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that such payment is being contested in good faith or can be lawfully withheld.

22.15	No change of name etc.
No Obligor shall change:
(a) the end of its fiscal year;
(b) its nature of business;
(c) (applicable for the Borrowers only) its constitutional documents;

	(d)	its legal name;
	(e)	its type of organization; or
	(f)	its jurisdiction;
without the prior written consent of the Agent (on behalf of the Finance Parties).
22.16	Sanctions
	(a)	Without prejudice to the other provisions of this Agreement, each of the Obligors undertakes to the Finance Parties from the date of this Agreement that:
(i)
it, and any Affiliate of any of them, or any director, officer, agent, employee, representative or person acting on behalf of the foregoing, is not a Restricted Party and does not act directly or indirectly on behalf of a Restricted Party;

(ii)
it shall, and shall procure that each Affiliate of any of them shall, not use any revenue or benefit derived from any activity or dealing with a Restricted Party in discharging any obligation due or owing to the Finance Parties;

(iii)
it shall procure that no proceeds from any activity or dealing with a Restricted Party are credited to any bank account held with any Finance Party in its name or in the name of any Affiliate of any of them;

(iv) it, and each Affiliate of any of them, has taken reasonable measures to ensure compliance with Sanctions Laws;
(v)
it shall, and shall procure that each Affiliate of any of them shall, to the extent permitted by law promptly upon becoming aware of them supply to the Agent details of any claim, action, suit, proceedings or investigation against it with respect to Sanctions Laws by any Sanctions Authority; and

(vi)
it shall not accept, obtain or receive any goods or services from any Restricted Party, except (without limiting Clause 22.2 (Compliance with laws)), to the extent relating to any warranties and/or guarantees given and/or liabilities incurred in respect of an activity or dealing with a Restricted Party by an Obligor in accordance with this Agreement.

(b)
The Obligors shall not, and shall procure that any Affiliate of any of them shall not, permit or authorise any other person to, directly or indirectly, use, lend, make payments of, contribute or otherwise make available, all or any part of the proceeds of the Facility or other transactions contemplated by this Agreement to fund or facilitate trade, business or other activities: (i) involving or for the benefit of any Restricted Party; or (ii) in any other manner that could result in any Obligor or a Finance Party being in breach of any Sanctions Laws or becoming a Restricted Party.

22.17	Application of FATCA
No Obligor shall become a FATCA FFI or a US Tax Obligor.

23.	VESSELS UNDERTAKINGS
23.1	General

The undertakings in this Clause 23 (Vessels undertakings) remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

23.2	Insurance – Vessels
(a)
The Borrowers shall maintain or ensure that the Vessels are insured against such risks, including but not limited to, hull and machinery, protection & indemnity (including cover for pollution liability as normally adopted by the industry for similar units for an amount not less than USD 1,000,000,000, and freight, demurrage and defence cover), hull interest, freight interest and war risk insurances, including blocking and trapping, confiscation, terrorism and piracy, in such amounts, on such terms and placed through first class insurance brokers with such first class insurers as the Agent shall approve, and always subject to the Nordic Marine Insurance Plan of 2013 latest version.

(b)
The aggregate insurance value, except for protection & indemnity and Loss of Hire, shall be at least equal to the higher of (i) the aggregate Market Value of the Vessels and (ii) hundred and twenty per cent (125%) of the Loan, whereof the hull and machinery insurance shall at all times cover at least eighty per cent (80%) of the insurable value (Hull and Machinery and Hull Interest). The deductible of the Hull and Machinery insurance shall never be higher than such amount as the Agent may from time to time approve.

(c)
The Borrowers shall procure that the Security Agent (on behalf of the Finance Parties and the Hedging Banks) is noted as first priority mortgagee in the insurance contracts, together with the confirmation from the underwriters, or confirmations from insurance brokers confirming this on behalf of underwriters, to the Security Agent thereof that the notice of assignment with regards to the Insurances and the loss payable clauses are noted in the insurance contracts and that standard letters of undertaking/cover notes/policies/certificates of entry are executed by the insurers and/or the insurance broker(s).

(d)
Within 15 days prior to the Utilisation Date inform the Agent of with whom the Insurances will be placed and on what main terms they will be effected, and within reasonable time prior to the expiry date of the relevant Insurances, the Borrowers shall procure the delivery to the Agent of a certificate from the insurance broker(s) through whom the Insurances referred to in paragraph (a) above have been renewed and taken out in respect of the Vessel with insurance values as required by paragraph (b) above, that such Insurances are in full force and effect and that the Security Agent (on behalf of the Finance Parties and the Hedging Banks) have been noted as first priority mortgagee by the relevant insurers.

(e)
The Borrowers shall allow for the Agent and/or any other Finance Party and/or any Hedging Bank to take out for the Borrowers' accounts a Mortgagee’s Interest Insurance and a Mortgagee’s Interest - Additional Perils Pollution Insurance (covering one hundred and twenty per cent (120%) of the Loan).

	(f)	The Agent may also for the account of the Borrowers take out such other Insurances as the Finance Parties and the Hedging Banks may reasonably require considering the trading and flag of the Vessels.
(g)
If any of the Insurances referred to in paragraph (a) above form part of a fleet cover, the Borrowers shall procure, except for protection & indemnity (where the Borrowers shall procure to obtain standard market undertakings in favour of the Security Agent with respect to protection & indemnity from the insurers or the insurance broker), that the insurers or the insurer broker shall undertake to the Security Agent that they shall neither set-off against any claims in respect of the Vessels any premiums due in respect of other units under such fleet cover or any premiums due for other insurances, nor cancel this Insurance for reason of non-payment of premiums for other units under such fleet cover or of premiums for such other insurances, and shall undertake to issue a separate policy in respect of a Vessel if and when so requested by the Security Agent.

(h)
The Borrowers shall procure that the Vessels always are employed in conformity with the terms of the instruments of Insurances (including any warranties expressed or implied therein) and comply with such requirements as to extra premium or otherwise as the insurers may prescribe.

	(i)	The Borrowers will not make any material change to the insurances described under (a) above without the prior written consent of the Agent.
	(j)	The Borrowers shall pay for an insurance opinion commissioned by the Agent to be prepared by an independent insurance consultant, in form and contents acceptable to the Agent.
23.3	Flag, name and registry

The Vessels shall be registered in an Approved Ship Registry. The Borrowers may not move any of the Vessels to any other Approved Ship Register without the prior written approval of the Agent (on behalf of the Finance Parties and the Hedging Banks).

23.4	Classification and repairs

The Borrowers shall, and shall procure that any Charterer shall, keep or shall procure that the Vessels are kept in a good, safe and efficient condition consistent with first class ownership and management practice and in particular:

	(a)	so as to maintain its class at the highest level with ABS or another IACS classification society approved to the Agent, free of overdue recommendations and qualifications; and
(b)
so as to comply with the laws and regulations (statutory or otherwise) applicable to units registered under the flag state of the Vessels or to vessels trading to any jurisdiction to which the Vessels may trade from time to time;

	(c)	not, without the prior written consent of the Agent (which shall not be unreasonably withheld), change the classification society of any of the Vessels; and
	(d)	not, without the prior written consent of the Agent, conduct modifications, repairs or remove parts which may reduce the value of the Vessels.
Within 15 days prior to the first Utilisation Date the Borrowers shall inform the Agent of the classification society the Vessels will be classed.
23.5	Inspections and class records
(a)
The Borrowers shall procure that the Agent's surveyor at the Borrowers’ cost, is permitted to inspect the condition of the Vessels once a year, if so requested by the Agent, provided always that such arrangement shall not interfere with the operation of the Vessels and subject to satisfactory indemnities approved by the P&I insurers.

(b)
The Borrowers shall instruct the classification society to give the Agent access to class records and other information from the classification society in respect of the Vessels, by sending a written instruction in such form and substance as the Agent may require. The Agent shall also be granted electronic access to class records.

23.6	Surveys

The Borrowers shall submit to or cause the Vessels to be submitted to such periodic or other surveys as may be required for classification purposes and to ensure full compliance with regulations of the flag state of the Vessels and to supply or to cause to be supplied to the Agent copies of all survey reports and confirmations of class issued in respect thereof whenever such is required by the Agent, however such requests are limited to once a year.

23.7	Notification of certain events
The Borrowers shall immediately notify the Agent of:
	(a)	any accident to any of the Vessels involving repairs where the costs will or is likely to exceed five per cent (5%) of the insurance value of the relevant Vessel;
	(b)	any requirement or recommendation made by any insurer or classification society or by any competent authority which is not, or cannot be, complied with immediately;
	(c)	any exercise or purported exercise of any arrest or lien on any of the Vessels, their Earnings or the Insurances;
	(d)	any occurrence as a result of which any of the Vessels has become or is, by the passing of time or otherwise, likely to become a Total Loss; and
	(e)	any claim for a material breach of the ISM Code or the ISPS Code being made against a Borrower or the Technical Manager or otherwise in connection with a Vessel.
23.8	Operation of the Vessels
(a)
The Borrowers shall procure that the Vessels are managed by the Technical Manager pursuant to a Technical Management Agreement and shall not, without the prior written consent of the Agent (which shall not be unreasonably withheld), change or allow the change of the technical management of the Vessels.

(b)
The Borrowers shall procure that each of the Technical Manager and the Commercial Manager signs, executes and deliver a Manager’s undertaking in such form as the Agent (on behalf of the Finance Parties) may require.

(c)
The Borrowers shall, and shall procure that the Technical Manager shall, comply, or procure the compliance in all material respects with the ISM Code and the ISPS Code, all Environmental Laws, all Sanction Laws, the laws of the Approved Ship Registry, the United States Oil Pollution Act 1990 and all other laws or regulations relating to the Vessels, their ownership, operation and management or to the business of the Borrowers and the Technical Manager and shall not employ the Vessels nor allow their employment:

(i) in any manner contrary to law or regulation in any relevant jurisdiction including but not limited to the ISM Code; and
(ii)
in the event of hostilities in any part of the world (whether war is declared or not), in any zone which is declared a war zone by any government or by the war risk insurers of the Vessels unless the Borrowers have (at their own expense) effected any special, additional or modified insurance cover which shall be necessary or customary for first class unit owners within the territorial waters of such country at such time and has provided evidence of such cover to the Agent.

Without limitation to the generality of this Clause 23.8 (Operation of the Vessels), the Borrowers and the Technical Manager shall comply or procure compliance, with, as applicable, all requirements of the International Convention for the Safety of Life at Sea (SOLAS) 1974 as adopted, amended or replaced from time to time including, but not limited to, the ISM Code or the ISPS Code. None of the Vessels shall under any circumstances carry any nuclear waste/material.

23.9	ISM Code compliance
The Borrowers shall, and shall procure that the Technical Manager:
	(a)	procure that the Vessels remains subject to a SMS;
	(b)	procure that a valid and current SMC is maintained for the Vessels;
	(c)	procure that the Technical Manager maintains a valid and current DOC;
	(d)	immediately notify the Agent in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the SMC of any of the Vessels or of the DOC of the Technical Manager; and
(e)
immediately notify the Agent in writing of any "accident" or "major nonconformity", each as those terms is defined in the Guidelines in the application of the IMO International Safety Management Code issued by the International Chamber of Shipping and International Shipping Federation.

23.10	Environmental compliance

The Borrowers shall, and shall to the extent reasonably possible procure that the Technical Manager and any Charterers shall, comply in all respects with all Environmental Laws applicable to any of them or the Vessels, including without limitation, requirements relating to manning and establishment of financial responsibility and to obtain and comply with all Environmental Approvals applicable to any of them and/or the Vessel.

23.11	Arrest
The Borrowers shall pay and discharge when due:
(a) all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against the Vessels, the Earnings or the Insurances;
(b) all tolls, taxes, dues, fines, penalties and other amounts charged in respect of the Vessels, the Earnings or the Insurances; and
(c) all other outgoings whatsoever in respect of the Vessels, the Earnings and the Insurances,

and forthwith (however not later than after twenty (20) Business Days) upon receiving a notice of arrest of a Vessel, or its detention in exercise or purported exercise of any lien or claim, the Borrowers shall procure its release by providing bail or providing the provision of security or otherwise as the circumstances may require.

23.12	Chartering
The Borrowers shall not, without the prior written consent of the Agent (acting on the instructions of all Lenders):
(a) let any of the Vessels on bareboat charter for any period;
(b) enter into any other agreement related to the chartering and operation of a Vessel exceeding twelve (12) months or any pooling arrangements related to the Earnings of the Vessels;
(c) terminate, cancel, amend or supplement any Charterparty with a duration exceeding twelve (12) months, nor assign such Charterparty or other contract of employment to any other person.
24.	EVENTS OF DEFAULT
Each of the events or circumstances set out in Clause 24 (Events of Default) is an Event of Default (save for Clause 24.15 (Acceleration)).
24.1	Non-payment
An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless:
(a) its failure to pay is caused by:
(i) administrative or technical error; or
(ii) a Disruption Event; and
(b) payment is made within three (3) Business Days of its due date.
24.2	Financial covenants
Any requirement of Clause 21 (Financial covenants) is not satisfied.
24.3	Other obligations

An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 24.1 (Non-payment) and Clause 24.2 (Financial covenants), and Clauses 24.4 – 24.14), provided that if such non-compliance is, in the opinion of the Agent, capable of remedy:

	(a)	the Agent notifies the Borrowers of such non-compliance; and
	(b)	such non-compliance remains unremedied for a period of 30 calendar days.

For the avoidance of doubt, a breach of Clause 22.16 (Sanctions), Clause 23.2 (Insurances - Vessels), Clause 23.3 (Flag, name and registry) and Clause 23.4 (Classification and repairs) are not capable of remedy

24.4	Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

24.5	Cross default
	(a)	Any Financial Indebtedness of any Obligor is not paid when due nor within any originally applicable grace period.
	(b)	Any Financial Indebtedness of any Obligor is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).
	(c)	Any commitment for any Financial Indebtedness of any Obligor is cancelled or suspended by a creditor of any Obligor as a result of an event of default (however described).
(d)
Any creditor of any Obligor becomes entitled to declare any Financial Indebtedness of any Obligor due and payable prior to its specified maturity as a result of an event of default (however described).

(e)
No Event of Default will occur under this Clause 24.5 (Cross default) if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than USD 100,000 in respect of the Borrowers and USD 5,000,000 of the Guarantor.

24.6	Insolvency
(a)
Any Obligor is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

	(b)	The value of the assets of any Obligor is less than its liabilities (taking into account contingent and prospective liabilities).
	(c)	A moratorium is declared in respect of any indebtedness of any Obligor.
24.7	Insolvency proceedings
Any corporate action, legal proceedings or other procedure or step is taken in relation to:
(a)
the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor;

	(b)	a composition, compromise, assignment or arrangement with any Obligor;

(c) the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any Obligor or any of their assets ; or
(d) enforcement of any Security over any assets of any Obligor, or any analogous procedure or step is taken in any jurisdiction.
This Clause 24.8 (Insolvency proceedings) shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within thirty (30) days of commencement.
24.8	Creditors' process
Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of any Obligor having an aggregate value of USD 1,000,000 and is not discharged within thirty (30) days.
24.9	Unlawfulness
It is or becomes unlawful for an Obligor to perform any of its obligations under the Transaction Documents.
24.10	Repudiation
(a) An Obligor repudiates a Transaction Document or evidences an intention to repudiate a Transaction Document.
(b) Any Transaction Document ceases to be legal, valid, binding, enforceable or effective.
24.11	Material adverse change

Any event or series of events occur which, in the opinion of the Majority Lenders, has or is likely to have a Material Adverse Effect, including but not limited to (i) instability affecting the country where the Vessels are flagged, (ii) changes in global economic and/or political developments and (iii) changes in the international money and/or capital markets.

24.12	Cessation of business
An Obligor suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a part of its business.
24.13	Insurances
Any insurance policy taken out in respect of the Vessels is cancelled, revoked or lapses, or any insurance claim(s) by the Borrowers is repudiated following a Total Loss.
24.14	Acceleration
On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrowers:
(a) cancel the Total Commitments whereupon they shall immediately be cancelled;
(b)
declare that all or part of the Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(c) declare that all or part of the Loan be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders; and/or

(d)	exercise or direct the Security Agent to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

SECTION 9
CHANGES TO PARTIES

25.	CHANGES TO THE LENDERS
25.1	Assignments and transfers by the Lenders

Subject to this Clause 25 (Changes to the Lenders), a Lender (the "Existing Lender") may assign and transfer any of its rights and/or obligations hereunder to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the "New Lender"), provided that no assignment or transfer can be made to an Obligor or any of their Affiliates.

The Lenders shall notify the Borrower of any proposed assignment or transfer, unless an Event of Default has occurred.
The consent of the Obligors is required for an assignment or transfer by an Existing Lender, unless the assignment or transfer is:
(i) to another Lender or an Affiliate of a Lender;
(ii) to a reputable shipping bank which has a minimum rating of "BBB" at S&P or "Baa" at Moody's; or
(iii) made at a time when an Event of Default is continuing.
25.2	Conditions of assignment or transfer
(a) A transfer will only be effective if the procedure set out in Clause 25.4 (Procedure for transfer) is complied with.
(b) If:
(i) a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and
(ii)
as a result of circumstances existing at the date the assignment, transfer or change occurs, a Borrowers or the Guarantor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 12 (Tax gross-up and indemnities) or Clause 13 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred. This paragraph (f) shall not apply in respect of an assignment or transfer made in the ordinary course of the primary syndication of the Facility.

(c)
Each New Lender, by executing the relevant Transfer Certificate, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

25.3	Limitation of responsibility of Existing Lenders
	(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:
		(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;
		(ii)	the financial condition of any Obligor;
		(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or
		(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document, and any representations or warranties implied by law are excluded.
	(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:
(i)
has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)
will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

	(c)	Nothing in any Finance Document obliges an Existing Lender to:
		(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 25 (Changes to the Lenders); or
		(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.
25.4	Procedure for transfer
(a)
Subject to the conditions set out in Clause 25.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)
The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

	(c)	Subject to Clause 25.6 (Pro rata interest settlement), on the Transfer Date:
(i)
to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the "Discharged Rights and Obligations");

(ii)
each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)
the Agent, the Mandated Lead Arrangers, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Mandated Lead Arrangers and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv) the New Lender shall become a Party as a "Lender".
25.5	Copy of Transfer Certificate to the Borrowers
The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Borrowers a copy of that Transfer Certificate.
25.6	Pro rata interest settlement

If the Agent has notified the Lenders that it is able to distribute interest payments on a "pro rata basis" to Existing Lenders and New Lenders then (in respect of any transfer pursuant to Clause 25.4 (Procedure for transfer) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):

(a)
any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date ("Accrued Amounts") and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than three (3) Months, on the next of the dates which falls at three (3) Monthly intervals after the first day of that Interest Period); and

	(b)	the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts, so that, for the avoidance of doubt:
(i) when the Accrued Amounts become payable, those Accrued Amounts will be payable to the Existing Lender; and
(ii)
the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 25.6 (Pro rata interest settlement), have been payable to it on that date, but after deduction of the Accrued Amounts.

25.7	Securitisation

The Agent or the Lenders may include the Loan in a securitisation or similar transaction without the consent of, or any consultation with the Borrowers and/or the Guarantor. The Agent and/or the Lenders (as the case may be) shall have full right of disclosure of information in connection with or in contemplation of such securitisation (or similar transaction). The Borrowers and the Guarantor shall assist the Agent as necessary to achieve a successful securitisation (or similar transaction), hereunder inter alia the following:

(a) Keep bank accounts where requested by the Agent and procure that the Earnings are paid to any such account; and
(b) Procure that the Insurances according to Clause 23.2 (Insurance – Vessels) are placed with insurers of the requisite rating;
provided however that the Borrowers and/or the Guarantor shall not be required to bear any costs related to any such securitisation.
25.8	Security over Lenders' rights

In addition to the other rights provided in this Clause 25, each Lender may, without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure the obligations of that Lender, including, without limitation:

(a) any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and
(b)
in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as Security for those obligations or securities, except that no such charge, assignment or Security shall:
(c)
release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or

(d) require any payments to be made by an Obligor or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.
26.	CHANGES TO THE OBLIGORS
26.1	Assignments and transfer by Obligors
No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.
26.2	Accession as Borrower
The owners or prospective owners of any Vessel may become a Borrower under this Agreement by execution of the Accession Letter provided it is wholly owned by the Guarantor. The accession shall take effect by the relevant Borrower(s), the Guarantor and the Agent (on behalf of the Finance Parties and the Hedging Banks) signing and executing the relevant Accession Letter, and the Agent is hereby irrevocably authorised by the other Finance Parties and the Hedging Banks to execute any Accession Letter. The Finance Parties and the Hedging Banks agree that this authorisation is given to secure the interest of the Finance Parties and the Hedging Banks under this Agreement and is accordingly irrevocable. After the execution of an Accession Letter the acceding Borrower shall be bound by this Agreement and any other Accession Letters.

26.3	Compulsory resignation of FATCA FFIs and US Tax Obligors

If so directed by the Agent (acting on the instructions of all Finance Parties), an Obligor which is a FATCA FFI or a US Tax Obligor shall resign as a Borrower and/or Guarantor prior to the earliest FATCA Application Date relating to any payment by that Obligor (or any payment by the Agent which relates to a payment by that Obligor).

SECTION 10
THE FINANCE PARTIES

27.	ROLE OF THE AGENT, THE SECURITY AGENT AND THE MANDATED LEAD ARRANGERS
27.1	Appointment of the Agent
(a)
Each other Finance Party and the Hedging Banks appoints the Agent to act as its agent under and in connection with the Finance Documents and each Lender, the Hedging Banks and the Agent appoints the Security Agent to act as its security agent for the purpose of the Security Documents.

(b)
Each other Finance Party and the Hedging Banks authorises the Agent, and each Lender, the Hedging Banks and the Agent authorises the Security Agent, to exercise the rights, powers, authorities and discretions specifically given to the Agent or the Security Agent (as the case may be) under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions

(c)
Except where the context otherwise requires, references in this Clause 27 (Role of the Agent, the Security Agent and the Mandated Lead Arrangers) to the "Agent" shall mean the Agent and the Security Agent individually and collectively.

27.2	Duties of the Agent
	(a)	Subject to paragraph (b) below, the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.
	(b)	Without prejudice to Clause 25.5 (Copy of Transfer Certificate to the Borrowers), paragraph (a) above shall not apply to any Transfer Certificate.
	(c)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.
(d)
If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Finance Parties and the Hedging Banks.

(e)
If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party and the Hedging Banks (other than the Agent or the Mandated Lead Arrangers) under this Agreement it shall promptly notify the other Finance Parties and the Hedging Banks.

	(f)	The Agent's duties under the Finance Documents are solely mechanical and administrative in nature.
27.3	Role of the Mandated Lead Arrangers
Except as specifically provided in the Finance Documents, the Mandated Lead Arrangers have no obligations of any kind to any other Party under or in connection with any Finance Document.
27.4	No fiduciary duties
	(a)	Nothing in this Agreement constitutes the Agent or the Mandated Lead Arrangers as a trustee or fiduciary of any other person.
	(b)	Neither the Agent nor any Mandated Lead Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

27.5	Business with any Obligor
The Agent and the Mandated Lead Arrangers may accept deposits from, lend money to and generally engage in any kind of banking or other business with any Obligor.
27.6	Rights and discretions of the Agent
	(a)	The Agent may rely on:
(i) any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and
(ii) any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.
	(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:
(i) no Default has occurred (unless it has actual knowledge of a Default arising under Clause 24.1 (Non-payment));
(ii) any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and
(iii) any notice or request made by the Borrowers (other than a Utilisation Request or Selection Notice) is made on behalf of and with the consent and knowledge of all the Borrowers and the Guarantor.
	(c)	The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.
	(d)	The Agent may act in relation to the Finance Documents through its personnel and agents.
	(e)	The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.
(f)
Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor any Mandated Lead Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

27.7	Majority Lenders' instructions
(a)
Unless a contrary indication appears in a Finance Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

	(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.
(c)
The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d) In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.
(e) The Agent is not authorised to act on behalf of a Lender or the Hedging Banks (without first obtaining that Party’s consent) in any legal or arbitration proceedings relating to any Finance Document.
27.8	Responsibility for documentation
Neither the Agent nor any Mandated Lead Arranger:
(a)
is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, any Mandated Lead Arranger, an Obligor or any other person given in or in connection with any Finance Document; or

(b)
is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.

27.9	Exclusion of liability
(a)
Without limiting paragraph (b) below, the Agent will not be liable (including, without limitation, for negligence or any other category of liability whatsoever) for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)
No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this Clause.

(c)
The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)
Nothing in this Agreement shall oblige the Agent or any Mandated Lead Arranger to carry out any "know your customer" or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent and the Mandated Lead Arrangers that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or any Mandated Lead Arranger.

27.10	Lenders' indemnity to the Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three (3) Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent's gross negligence or wilful misconduct) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

27.11	Resignation of the Agent
	(a)	The Agent may resign as Agent and/or Security Agent and appoint one of its Affiliates as successor by giving notice to the other Finance Parties, the Hedging Banks and the Borrowers.
(b)
Alternatively the Agent may resign as Agent and/or Security Agent by giving thirty (30) days' notice to the other Finance Parties, the Hedging Banks and the Borrowers, in which case the Majority Lenders (after consultation with the Borrowers) may appoint a successor Agent and/or Security Agent.

(c)
If the Majority Lenders have not appointed a successor Agent and/or Security Agent in accordance with paragraph (b) above within 20 days after notice of resignation was given, the retiring Agent (after consultation with the Borrowers) may appoint a successor Agent and/or Security Agent.

(d)
The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

	(e)	The Agent's resignation notice shall only take effect upon the appointment of a successor.
(f)
Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation as Agent and/or Security Agent (as the case may be) in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 27 (Role of the Agent and the Mandated Lead Arrangers). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)
After consultation with the Borrowers, the Majority Lenders may, by notice to the Agent, require it to resign as Agent and/or Security Agent in accordance with paragraph (b) above. In this event, the Agent shall resign as Agent and/or Security Agent in accordance with paragraph (b) above.

(h)
The Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to paragraph (c) above) if on or after the date which is three (3) months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:

(i)
the Agent fails to respond to a request under Clause 12.6 (FATCA Information) and a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)
the information supplied by the Agent pursuant to Clause 12.6 (FATCA Information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

		(iii)	the Agent notifies the Borrowers and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

and (in each case) a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and that Lender, by notice to the Agent, requires it to resign.

27.12	Confidentiality
(a)
In acting as agent for the Finance Parties and the Hedging Banks, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

	(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.
27.13	Relationship with the Lenders
(a)
Subject to Clause 25.6 (Pro rata Interest Settlement), the Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent's principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

		(i)	entitled to or liable for any payment due under any Finance Document on that day; and
		(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day, unless it has received not less than five (5) Business Days' prior notice from that Lender to the contrary in accordance with the terms of this Agreement.
(b)
Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 32.5 (Electronic communication)) electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address, department and officer by that Lender for the purposes of Clause 32.2 (Addresses) and paragraph (a)(iii) of Clause 32.5 (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

27.14	Credit appraisal by the Lenders and the Hedging Banks

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender and the Hedging Banks confirms to the Agent and the Mandated Lead Arrangers that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a) the financial condition, status and nature of each Obligor;
(b)
the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)
whether that Lender or Hedging Banks have recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)
the adequacy, accuracy and/or completeness of any information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

27.15	Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (in consultation with the Borrowers) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

27.16	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

28.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES OR THE HEDGING BANKS
No provision of this Agreement will:
(a) interfere with the right of any Finance Party or the Hedging Banks to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;
(b) oblige any Finance Party or the Hedging Banks to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or
(c) oblige any Finance Party or the Hedging Banks to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.
29.	SHARING AMONG THE FINANCE PARTIES
29.1	Payments to Finance Parties

If a Finance Party (a "Recovering Finance Party") receives or recovers any amount from an Obligor other than in accordance with Clause 30 (Payment mechanics) (a "Recovered Amount") and applies that amount to a payment due under the Finance Documents then:

(a) the Recovering Finance Party shall, within three (3) Business Days, notify details of the receipt or recovery to the Agent;
(b)
the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 30 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)
the Recovering Finance Party shall, within three (3) Business Days of demand by the Agent, pay to the Agent an amount (the "Sharing Payment") equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 30.5 (Partial payments).

29.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the "Sharing Finance Parties") in accordance with Clause 30.5 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.

29.3	Recovering Finance Party's rights

On a distribution by the Agent under Clause 29.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

29.4	Reversal of redistribution
If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:
(a)
each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the "Redistributed Amount"); and

(b) as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.
29.5	Exceptions
(a)
This Clause 29 (Sharing among the Finance Parties) shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)
A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i) it notified that other Finance Party of the legal or arbitration proceedings; and
(ii)
that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 11
ADMINISTRATION

30.	PAYMENT MECHANICS
30.1	Payments to the Agent
(a)
On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b) Payment shall be made to such account with such bank as the Agent specifies.
30.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 30.3 (Distributions to an Obligor) and Clause 30.4 (Clawback) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account with such bank as that Party may notify to the Agent by not less than five (5) Business Days' notice.

30.3	Distributions to an Obligor

The Agent may (with the consent of the relevant Obligor or in accordance with Clause 31 (Set-off)) apply any amount received by it from that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

30.4	Clawback
(a)
Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)
If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

30.5	Partial payments
(a)
If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i) first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent under the Finance Documents;
(ii) secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;
(iii) thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement;

(iv) fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents; and
(v) fifthly, in or towards any periodic payments and any other amounts due but unpaid under any Hedging Agreement.
	(b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a) (ii) to (iv) above.
	(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.
30.6	No set-off by Borrowers and Guarantor
All payments to be made by a Borrower or the Guarantor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.
30.7	Business Days
(a)
Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

	(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.
30.8	Currency of account
	(a)	Subject to paragraphs (b) and (c) below, USD is the currency of account and payment for any sum due from an Obligor under any Finance Document.
	(b)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.
	(c)	Any amount expressed to be payable in a currency other than USD shall be paid in that other currency.
30.9	Change of currency
	(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:
(i)
any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Borrowers); and

(ii)
any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)
If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Borrowers) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

31.	SET-OFF
(a)
A Finance Party may set off any matured or un-matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured or un-matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

(b)
Each Borrower and Guarantor hereby agrees and accepts that this Clause 31 (Set-off) shall constitute a waiver of the provisions of Section 29 of the FA Act and further agrees and accepts, to the extent permitted by law that Section 29 of the FA Act shall not apply to this Agreement.

32.	NOTICES
32.1	Communications in writing
Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by e-mail, fax or letter.
32.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a) in the case of the Borrowers and the Guarantor;
c/o DHT Management AS Haakon VII's gate 1 P.O. Box 2039 Vika 0125 Oslo, Norway

(b) in the case of the Security Agent and Agent, that identified with its name below,
ABN AMRO Bank N.V: Agency Syndicated Loans/PAC HQ8042 Gustav Mahlerlaan 10 1082 PP Amsterdam, The Netherlands
E-mail: Iwan.Rahimbaks@nl.abnamro.com; Salima.Chaouaou@nl.abnamro.com;
Jessie.Chau@nl.abnamro.com; Yvonne.Souw-Portier@nl.abnamro.com

Attn: Iwan Rahimbaks / Yvonne Souw-Portier /Salima Chaouaou / Jessie Chau /

and (for the Agent's loan administration matters):
ABN AMRO Bank N.V:
P.O. Box 283
1000 EA Amsterdam, The Netherlands
E-mail: Agency.Services.Nederland@nl.abnamro.com
Fax no.: +31 20 628 30 30
Attn: Agency Services Nederland (PAC AA8222)

or any substitute address or fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five (5) Business Days' notice.

32.3	Delivery
	(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:
		(i)	if by way of fax, when received in legible form; or
		(ii)	if by way of letter, when it has been left at the relevant address or five (5) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;
and, if a particular department or officer is specified as part of its address details provided under Clause 32.2 (Addresses), if addressed to that department or officer.
(b)
Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent's signature below (or any substitute department or officer as the Agent shall specify for this purpose).

	(c)	All notices from or to an Obligor shall be sent through the Agent.
	(d)	Any communication or document made or delivered to the Borrowers in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.
32.4	Notification of address, e-mail and fax number

Promptly upon receipt of notification of an address, e-mail or fax number or change of address, e-mail or fax number pursuant to Clause 32.2 (Addresses) or changing its own address, e-mail or fax number, the Agent shall notify the other Parties.

32.5	Electronic communication
(a)
Any communication to be made between the Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent and the relevant Lender:

		(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;
		(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and
		(iii)	notify each other of any change to their address or any other such information supplied by them.
(b)
Any electronic communication made between the Agent and a Lender will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

32.6	English language
	(a)	Any notice given under or in connection with any Finance Document must be in English.
	(b)	All other documents provided under or in connection with any Finance Document must be:
		(i)	in English; or

(ii)
if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

33.	CALCULATIONS AND CERTIFICATES
33.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

33.2	Certificates and Determinations
Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.
33.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

34.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

35.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

36.	AMENDMENTS AND WAIVERS
36.1	Required consents
(a)
Subject to Clause 36.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the relevant Obligors and any such amendment or waiver will be binding on all Parties.

(b) The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause.
36.2	Exceptions
(a) An amendment or waiver that has the effect of changing or which relates to:
(i) the definition of "Majority Lenders" in Clause 1.1 (Definitions);
(ii) an extension to the date of payment of any amount under the Finance Documents;
(iii) a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

		(iv)	an increase in or an extension of any Commitment;
		(v)	any provision which expressly requires the consent of all the Lenders;
		(vi)	Clause 2.2 (Finance Parties' rights and obligations), Clause 25 (Changes to the Lenders) or this Clause 36 (Amendments and waivers);
		(vii)	the nature or scope of the guarantee and indemnity granted under Clause 18 (Guarantee, Indemnity and Joint and Several Liability);
(viii)
release of any Security created by the Security Documents unless permitted under the Finance Documents or undertaken by the Agent acting on instruction of the Majority Lenders following an Event of Default which is continuing;

		(ix)	change to any Obligor;
		(x)	governing law and jurisdiction;
		(xi)	the manner in which the proceeds after enforcement are being applied; or
		(xii)	any change to the Security Documents
shall not be made without the prior consent of all the Lenders.
(b)
An amendment or waiver which relates to the rights or obligations of the Agent or any Mandated Lead Arranger (each in their capacity as such) may not be effected without the consent of the Agent or, as the case may be, the relevant Mandated Lead Arranger.

	(c)	An amendment or waiver which relates to the rights or obligations of a Hedging Bank (each in its capacity as such) may not be effected without the consent of the relevant Hedging Bank.
37.	CONFIDENTIALITY
37.1	Confidential information

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 37.2 (Disclosure of Confidential Information), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

37.2	Disclosure of Confidential Information
Any Finance Party may disclose:
(a)
to any of its Affiliates and Related Funds any of its or their officers, directors, employees, professional advisers, auditors, partners and representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information, except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:
(i)
to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents and to any of that person's Affiliates, Related Funds, representatives and professional advisers;

(ii)
with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or the Obligors and to any of that person's Affiliates, Related Funds, representatives and professional advisers;

(iii)
appointed by any Finance Party or by a person to whom paragraph b)(i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph b) of Clause 27.13 (Relationship with the Lenders));

	(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph b)(i) or b)(ii) above;
(v)
to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

	(vi)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;
	(vii)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security Interest (or may do so) pursuant to Clause 25.8 (Security over Lenders' rights) ;
	(viii)	who is a Party; or
	(ix)	with the consent of the Obligors;
in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(A)      in relation to paragraphs b)(i), b)(ii) and b(iii) above, the person to whom the Confidential Information is to be given has entered into a confidentiality undertaking except that there shall be no requirement for a confidentiality undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)      in relation to paragraph b)(iv) above, the person to whom the Confidential Information is to be given has entered into a confidentiality undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)      in relation to paragraphs b)(v), b)(vi) and b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;

(c)
to any person appointed by that Finance Party or by a person to whom paragraph b)(i) or b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master confidentiality undertaking for Use With Administration/ Settlement Service Providers or such other form of confidentiality undertaking agreed between the Obligors and the relevant Finance Party;

(d)
to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information;

	(e)	as set out in Clause 25.7 of this Agreement.
37.3	Disclosure to numbering service providers
(a)
Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facility and/or the Obligors the following information:

		(i)	name of the Obligors;
		(ii)	country of domicile of the Obligors;
		(iii)	place of incorporation of the Obligors;
		(iv)	date of this Agreement;
		(v)	the names of the Agent and the Arranger;
		(vi)	date of each amendment and restatement of this Agreement;
		(vii)	amount of Total Commitments;
		(viii)	currencies of the Facility;
		(ix)	type of Facility;
		(x)	ranking of Facility;
		(xi)	the Final Maturity Date;
		(xii)	changes to any of the information previously supplied pursuant to paragraphs (i) to (xi) above; and
		(xiii)	such other information agreed between such Finance Party and the Borrower,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.
(b)
The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facility and/or the Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c) The Obligors represent that none of the information set out in paragraphs (i) to (xiii) of paragraph a) above is, nor will at any time be, unpublished price-sensitive information.
37.4	Entire agreement

This Clause 37 (Confidentiality) constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

37.5	Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

37.6	Notification of disclosure
Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Borrower:
(a)
of the circumstances of any disclosure of Confidential Information made pursuant to paragraph b)(ii) of Clause 37.2 (Disclosure of Confidential Information), except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b) upon becoming aware that Confidential Information has been disclosed in breach of this Clause 37 (Confidentiality).
37.7	Continuing obligations
The obligations in this Clause 37 (Confidentiality) are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve (12) months from the earlier of:
(a) the date on which all amounts payable by the Obligors under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and
(b) the date on which such Finance Party otherwise ceases to be a Finance Party.
38.	COUNTERPARTS
Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

39.	CONFLICT

In case of conflict between the Security Documents and this Agreement, the provisions of this Agreement shall prevail, provided however that this will not in any way be interpreted or applied to prejudice the legality, validity or enforceability of any Security Document.

SECTION 12
GOVERNING LAW AND ENFORCEMENT

40.	GOVERNING LAW
This Agreement is governed by Norwegian law.
41.	ENFORCEMENT
41.1	Jurisdiction
(a)
The courts of Norway, the venue to be Oslo city court (in Norwegian: Oslo tingrett) have jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement (a "Dispute").

(b) The Parties agree that the courts of Norway are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.
(c)
This Clause 40.1 (Jurisdiction) is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

41.2	Service of process
Without prejudice to any other mode of service allowed under any relevant law, each Borrower and Guarantor:
(a)
irrevocably appoints DHT Management AS, Haakon VII's gate 1, P.O. Box 2039 Vika, 0125 Oslo, Norway as its agent for service of process in relation to any proceedings before the Norwegian courts in connection with any Finance Document; and

(b) agrees that failure by a process agent to notify the relevant Borrower and/or Guarantor of the process will not invalidate the proceedings concerned.

If any process agent appointed shall cease to exist for any reason where process may be served, each Borrower or Guarantor will forthwith appoint another process agent with an office in Norway where process may be served and will forthwith notify the Agent thereof.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1
The Original Lenders

Name of Original Lender:	Commitment:
DVB Bank SE Park House 16-18 Finsbury Circus London EC2M 7 EB United Kingdom	Up to USD 47,000,000

ABN AMRO BANK N.V. Oslo Branch	Up to USD 47,000,000

Olav Vs gate 5 0161 Oslo

Nordea Bank Norge ASA Middelthunsgate 17 0368 Oslo Norway	Up to USD 47,000,000
Total up to USD 141,000,000

SCHEDULE 2
Conditions Precedent

Part I

Condition Precedent signing of Agreement

(Borrowers' document only to be provided upon signing of an Accession Letter)

1.	Borrowers and Guarantor

(a)	Certified copies of the constitutional documents of the relevant company.

(b)	Certificate of Incorporation, extract from the relevant Company Registry and/or updated Certificate of Good Standing;

(c)	A certified copy of a resolution of the board of directors, and if required by the Agent shareholders resolutions, of the relevant company:

(i)
approving the terms of, and the transactions contemplated by, the Finance Documents and any Hedging Agreement to which it is a party and resolving that it execute the Finance Documents and any Hedging Agreement to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents and any Hedging Agreement to which it is a party on its behalf; and

(iii)
authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Finance Documents and any Hedging Agreement to which it is a party.

(d)
A copy of the passports of any Director of the relevant company and of each other person signing any Finance Documents and any Hedging Agreement, and  specimen of the signature of such persons if not evidenced by the passport copy;

(e)	An original Power of Attorney (notarised and legalised if requested by the Agent);

(f)	Evidence of the shareholder structure of the Borrowers and the 10 largest shareholders of the Guarantor based on latest publicly available filings; and

(g)
A certificate of an authorised signatory of the relevant company setting out the name of the Directors of the relevant Obligor certifying that each copy document relating to it specified in this Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

2.	Authorisations

All approvals, authorisations and consents required by any government or other authorities for the Obligors to enter into and perform their obligations under this Agreement and/or any of the other  Transaction Documents to which they are respective parties.

3.	Finance Documents

(a)	The Agreement;

(All Finance Documents to be delivered in original).

4.	Vessel Documents

(a)	Copy of the Shipbuilding Contracts;

5.	Legal opinions

(a)
If an Obligor is incorporated in a jurisdiction other than Norway, a legal opinion from the legal advisers to the Agent in the relevant jurisdiction, substantially in the form distributed to the Original Lenders prior to signing this Agreement; and

(b)	Any such other favourable legal opinions in form and substance satisfactory to the Agent from lawyers appointed by the Agent on matters concerning all relevant jurisdictions.

6.	Other documents and evidence

(a)	Evidence that any process agent referred to in Clause 40.2 (Service of process), if not an Obligor, has accepted its appointment;

(b)
A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the Guarantor accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document;

(c)	Evidence that all instalments due under the Shipbuilding Contracts prior to signing of the Agreement have been paid;

(d)	Evidence that the fees, costs and expenses then due from the Borrowers pursuant to Clause 11 (Fees) and Clause 16 (Costs and expenses) have been paid or will be paid by the date hereof; and

(e)	Any other documents as reasonably requested by the Agent, hereunder any additional documentation required for any Finance Party to comply with their Know Your Customer requirements;

Part II

Condition Precedent Utilisation

1.	Borrowers and Guarantor

(a)	Certified copies of the constitutional documents of the relevant company;

(b)	Certificate of Incorporation, extract from the relevant Company Registry and/or updated Certificate of Good Standing;

(c)	A certified copy of a resolution of the board of directors, and if required by the Agent shareholders resolutions, of the relevant company:

(i)
approving the terms of, and the transactions contemplated by, the Finance Documents and any Hedging Agreement to which it is a party and resolving that it execute the Finance Documents and any Hedging Agreement to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(iii)
authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(d)
A copy of the passports of any Director of the relevant company and of each other person signing any Finance Documents, and specimen of the signature of such persons if not evidenced by the passport copy;

(e)	An original Power of Attorney (notarised and legalised if requested by the Agent);

(f)	Evidence of the shareholder structure of the Borrowers and the 10 largest shareholders of the Guarantor based on latest publicly available filings; and

(g)
A certificate of an authorised signatory of the relevant company setting out the name of the Directors of the relevant Obligor certifying that each copy document relating to it specified in this Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

2.	Authorisations

All approvals, authorisations and consents required by any government or other authorities for the Obligors to enter into and perform their obligations under this Agreement and/or any of the other  Transaction Documents to which they are respective parties.

3.	Finance Documents

(a)	The Mortgages;

(b)	The Assignment Agreement;

(c)	A Notice of Assignment of Insurances and acknowledgement thereof or standard letters of undertaking;

(d)	A Notice of Assignment of Earnings and acknowledgement thereof;

(e)	The Pledge of Earnings Accounts;

(f)	The Pledge of Shares with the notices, transcripts and evidence required thereunder;.

(g)	Any Deed of Assignment and the notices and acknowledgements required thereunder; and

(h)	Any Intra Group Loans Assignment Agreement the notices, transcripts and evidence required thereunder.

(All Finance Documents to be delivered in original).

4.	Documents relating to the Vessels

(a)	A certified copy of the Builder Certificate;

(b)
Copies of insurance policies/cover notes documenting that insurance cover has been taken out in respect of the Vessels in accordance with Clause 23.2 (Insurances - Vessels), and evidencing that the Agent's Security in the insurance policies have been noted in accordance with the relevant notices as required under the Assignment Agreement;

(c)	A certified copy of the Protocol of Delivery and Acceptance under the relevant Shipbuilding Contract;

(d)	A certified copy of any Charterparty;

(e)	A copy of the current DOC;

(f)	A certified copy of any Technical Management Agreement;

(g)	A certified copy of any Commercial Management Agreement;

(h)	A survey report in respect of each Vessel;

(i)
A certified copy of updated confirmations of class (or equivalent) in respect of the Vessels from the relevant classification society, confirming that the Vessels are classed in accordance with Clause 23.4 (Classification and repairs), free of extensions and overdue recommendations;

(j)	A copy of the Vessels’ current SMC;

(k)	A copy of the Vessels’ ISSC; and

(l)	Updated valuation certificates in respect of each of the Vessels issued no more than thirty (30) days prior to the relevant Utilisation Date.

The following documents to be received by the Agent latest on the relevant Utilisation Date:

(m)
Evidence (by way of transcript of registry) that the Vessels are registered in the name of the relevant Borrower in an Approved Ship Registry acceptable to the Agent, that the Mortgages have been, or will in connection with Utilisation of the Facility be, executed and recorded with their intended first priority against the relevant Vessel and that no other encumbrances, maritime liens, mortgages or debts whatsoever are registered against the Vessels.

5.	Legal opinions

The following documents to be received by the Agent latest on the Utilisation Date:

(a)
If an Obligor is incorporated in a jurisdiction other than Norway, a legal opinion from the legal advisers to the Agent in the relevant jurisdiction, substantially in the form distributed to the Original Lenders prior to signing this Agreement;

(b)
If any Mortgaged Asset is situated in a jurisdiction other than Norway, or any Finance Document is subject to any other choice of law than Norwegian law, a legal opinion from the legal advisers to the Agent in the relevant jurisdiction, substantially in the form distributed to the Original Lenders prior to signing this Agreement; and

(c)	Any such other favourable legal opinions in form and substance satisfactory to the Agent from lawyers appointed by the Agent on matters concerning all relevant jurisdictions.

6.	Other documents and evidence

(a)	Evidence that any process agent referred to in the Security Documents , if not a Party to this Agreement, has accepted its appointment;

(b)
A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the Borrowers accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document;

(c)	A Utilisation Request at least three (3) Business Days prior to the Utilisation Date;

(d)	Evidence that all instalments due under the relevant Shipbuilding Contract prior to the Utilisation Date have been paid;

(e)
A favourable opinion from the Agent's insurance consultants at the expense of the Borrowers confirming that the required insurances have been placed and are acceptable to the Agent and that the underwriters are acceptable to the Agent;

(f)	An original Compliance Certificate confirming that the Borrowers and the Guarantor are in compliance with the financial covenants as set out in Clause 21 (Financial covenants);

(g)	Evidence that the fees, costs and expenses then due from the Borrowers pursuant to Clause 11 (Fees) and Clause 16 (Costs and expenses) have been paid or will be paid by the Utilisation Date;

(h)	Any agreements in respect of Intra Group Loans and evidence that they are subordinated to the obligations of the Borrowers under the Finance Documents and any Hedging Agreements;

(i)	Manager’s undertakings from the Technical Manager and the Commercial Manager in such form as the Agent may require; and

(j)	Any other documents as reasonably requested by the Agent, hereunder any additional documentation required for any Finance Party to comply with their Know Your Customer requirements.

SCHEDULE 3

PART I

Utilisation Request

From:   [                                 ], [                                 ] and [                                 ]

To:       ABN AMRO BANK N.V.

Dated:

Dear Sirs

[                        ], [                              ] and[                          ]– USD 141,000,000 Facility Agreement dated 22 July 2014 (the "Agreement")

1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow the Loan on the following terms:

Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)
Amount:	[ ] or, if less, the Available Facility

3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4.	The proceeds of this Loan should be credited to [account].

5.	This Utilisation Request is irrevocable.

Yours faithfully

…………………………………
authorised signatory for
[                           ], [                           ] and [                           ]

Part II

Selection Notice

From:   [                           ], [                           ] and [                           ]

To:       [name of Agent]

Dated:

Dear Sirs

[                           ], [                           ] and[                           ]– USD 141,000,000 Facility Agreement dated 22 July 2014 (the "Agreement")

1.	We refer to the Agreement. This is a Selection Notice. Terms defined in the Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

2.	We refer to the [Loan] [Tranche in respect of the Vessel [ ]] with an Interest Period ending on [ ].

3.	We request that the next Interest Period for the [Loan] [above Tranche] is [ ].

4.	This Selection Notice is irrevocable.

Yours faithfully

.....................................
authorised signatory for
[name of Borrowers]

SCHEDULE 4
Form of Transfer Certificate

To:       ABN AMRO BANK N.V. as Agent

From:	[The Existing Lender] (the "Existing Lender") and [The New Lender] (the "New Lender")

Dated:

[                           ], [                           ]and [                            ]– USD 141,000,000 Facility Agreement dated 22 July 2014 (the "Agreement")

1.
We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to Clause 25.4 (Procedure for transfer):

(a)
The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender's Commitment, rights and obligations referred to in the Schedule in accordance with Clause 25.4 (Procedure for transfer).

(b)	The proposed Transfer Date is [ ].

(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 32.2 (Addresses) are set out in the Schedule.

3.	The New Lender expressly acknowledges the limitations on the Existing Lender's obligations set out in paragraph (c) of Clause 25.3 (Limitation of responsibility of Existing Lenders).

4.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

5.	This Transfer Certificate is governed by Norwegian law.

6.	This Transfer Certificate has been entered into on the date stated at the beginning of this Transfer Certificate.

THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]
[Facility Office address, fax number and attention details for notices and account details for payments,]

[Existing Lender]	[New Lender]

By:	By:

This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as [         ].

[Agent]

By:

SCHEDULE 5
Form of Compliance Certificate

To:       ABN AMRO BANK N.V.  as Agent

From:   [                                           ], [                                ]  and[],

Dated:

Dear Sirs

[                                ], [                                ] and [                                           ] – USD 141,000,000 Facility Agreement dated 22 July 2014 (the "Agreement")

1.
We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We confirm that as of [insert date] the Guarantor has on a consolidated basis:

The Guarantor has on a consolidated basis (Clause 21.1):

a)       Minimum Value Adjusted Tangible Net Worth

Requirement:	Value Adjusted Tangible Net Worth of at least USD 100,000,000, but the Value Adjusted Tangible Net Worth shall in any event minimum 25 % of the Value Adjusted Total Assets

Value Adjusted Tangible Net Worth*	USD................

Value Adjusted Total Assets*	USD................

In Compliance Yes/No

*) as per enclosed calculations

b)       Minimum Cash

Requirement:	The higher of USD 20,000,000 and 6 % of the Total Interest Bearing Debt

Minimum Cash*	USD................/........%

Total Interest Bearing Debt*	USD................/........%

*) as per enclosed calculations

In Compliance Yes/No

d)       Working Capital

Requirement:	Positive

Current Assets	USD................, less

Current Debt	USD................

In Compliance Yes/No

3.	We confirm that as of [insert date] the Borrowers have (Clause 21.2):

Working Capital

Requirement:	Positive

Current Assets	USD................, less

Current Debt	USD................

In Compliance Yes/No

4.	We confirm that no Default is continuing.

Please find enclosed a copy of our financial statements, together with updated valuation certificates in respect of the Vessels and a statement by the Borrowers’ management giving a fair opinion of the Vessels’ Market Value, the market conditions, a market view and the market outlook, as per [                 ] 20[   ].

Yours faithfully

.....................................	.....................................	.....................................

authorised signatory for	authorised signatory for	authorised signatory for

[ ]	[ ]	[ ]

SCHEDULE 6
Form of accession letter

ACCESSION LETTER

Dated:  [                      ]

USD 141,000,000 TERM LOAN FACILITY AGREEMENT DATED 22 JULY 2014 (THE "AGREEMENT")

1.	We refer to the Agreement. This is an Accession Letter. Terms defined in the Agreement have the same meaning when used in this Accession Letter.

2.
By its signature hereto, [                                ], reg. no. [      ], incorporated under the laws of [                    ] hereby agrees to become a Borrower under the Agreement and the Security Documents with effect from the date hereof, and to be bound by the terms of the Agreement and the Security Documents as a Borrower. [                    ] hereby undertakes and agrees to sign and execute such additional Security Documents as may be required under the Agreement.

3.
By their signatures hereto, each of the Borrowers, the Guarantor, the Lenders, the Mandate Lead Arrangers, the Agent, the Security Agent and the Hedging Banks accepts the accession of the Borrower to the Agreement.

4.	Each of the Borrowers and the Guarantor hereby confirms, agrees and undertakes its joint and several liabilities in accordance with Clause 18 of the Agreement.

5.	[ ] address is [ ].

6.	The Borrowers hereby confirm that no Default is continuing or would occur as a result of [ ] becoming a Borrower.

7.	[ ] confirm that all representations and warranties in Clause 19 (Representations) are correct as of the date hereof.

8.	The following amendments shall be made to the Agreement with effect from the accession of the new Borrower: [ ].

9.
This Accession Letter is governed by Norwegian law. Clauses 39 and 40 of the Agreement apply to this Accession Letter, and the Additional Borrower hereby appoints the process agent described in Clause 40.2 of the Agreement.

Borrower:	Guarantor:

[ ]	DHT HOLDING INC.

By: _____________________________________________	By: ______________________________________________

Name:	Name:

Title:	Title:

Lender:	Lender:

DVB BANK SE	ABN AMRO BANK N.V. OSLO BRANCH

By: _____________________________________________	By: ______________________________________________

Name:	Name:

Title:	Title:

Lender:

NORDEA BANK NORGE ASA

By: _____________________________________________

Name:

Title:

Mandated Lead Arranger:	Mandated Lead Arranger:

DVB BANK SE	ABN AMRO BANK N.V. OSLO BRANCH

By: _____________________________________________	By: _____________________________________________

Name:	Name:

Title:	Title:

Mandated Lead Arranger:

NORDEA BANK NORGE ASA

By:_____________________________________________

Name:

Title:

Hedging Bank:	Hedging Bank:

ABN AMRO BANK N.V.	DVB BANK SE

By: _____________________________________________	By: _____________________________________________

Name:	Name:

Title:	Title:

Hedging Bank:

NORDEA BANK FINLAND PLC.

By: _____________________________________________

Name:

Title:

Agent:	Security Agent:

ABN AMRO BANK N.V.	ABN AMRO BANK N.V.

By: _____________________________________________	By: _____________________________________________

Name:	Name:

Title:	Title:

EXECUTION PAGE

Guarantor:

DHT HOLDING INC.

By: ___/s/ Eirik Ubøe______________________________

Name:	Eirik Ubøe

Title:	CFO

Original Lender:		Original Lender:

DVB BANK SE		ABN AMRO BANK N.V. OSLO BRANCH

By: ___/s/ Erlend Lous_____________________________		By: ___/s/ Erlend Lous______________________________

Name:	Erlend Lous	Name:	Erlend Lous

Title:	Attorney-in-Fact	Title:	Attorney-in-Fact

Original Lender:

NORDEA BANK NORGE ASA

By: ___/s/ Erlend Lous_____________________________

Name:	Erland Lous

Title:	Attorney-in-Fact

Mandated Lead Arranger:		Mandated Lead Arranger:

DVB BANK SE		ABN AMRO BANK N.V. OSLO BRANCH

By: ___/s/ Erlend Lous_____________________________		By: ___/s/ Erlend Lous______________________________

Name:	Erlend Lous	Name:	Erlend Lous

Title:	Attorney-in-Fact	Title:	Attorney-in-Fact

Mandated Lead Arranger:

NORDEA BANK NORGE ASA

By: ___/s/ Erlend Lous_____________________________

Name:	Erlend Lous

Title:	Attorney-in-Fact

Hedging Bank:		Hedging Bank:

ABN AMRO BANK N.V.		DVB BANK SE

By: ___/s/ Erlend Lous_____________________________		By: ___/s/ Erlend Lous______________________________

Name:	Erlend Lous	Name:	Erlend Lous

Title:	Attorney-in-Fact	Title:	Attorney-in-Fact

Hedging Bank:

NORDEA BANK FINLAND PLC.

By: ____/s/ Erlend Lous____________________________

Name:	Erlend Lous

Title:	Attorney-in-Fact

Agent:		Security Agent:

ABN AMRO BANK N.V.		ABN AMRO BANK N.V.

By: ___/s/ Erlend Lous_____________________________		By: ___/s/ Erlend Lous______________________________

Name:	Erlend Lous	Name:	Erlend Lous

Title:	Attorney-in-Fact	Title:	Attorney-in-Fact